SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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WALTER INVESTMENT MANAGEMENT CORP.

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WALTER INVESTMENT MANAGEMENT CORP.

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WALTER INVESTMENT MANAGEMENT CORP.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

April 7, 2014

Dear Fellow Stockholder:

On behalf of the Board of Directors, we cordially invite you to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Walter Investment Management Corp. (the “Company”) which will be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida on Wednesday, May 14, 2014, at 10:00 a.m. local time.

At the Annual Meeting, stockholders will be asked to consider and vote on the following items:

•	Election of three Class II directors whose terms will expire in 2017;

•	An advisory resolution to approve 2013 executive compensation;

•	Ratification of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the 2014 fiscal year; and

•	The transaction of such other business which is properly brought up at the Annual Meeting or any adjournment or postponement thereof.

On the following pages you will find the Notice of the Annual Meeting of Stockholders and the Proxy Statement, which provide information concerning matters to be acted upon at the meeting. Of course, management will be present at the Annual Meeting to answer any of your questions.

I sincerely hope you will be able to attend the Annual Meeting. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE VOTE ON EACH OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT AND SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD OR AUTHORIZE YOUR PROXY BY INTERNET OR TELEPHONE AS INSTRUCTED ON THE PROXY CARD, WHETHER OR NOT YOU ARE CURRENTLY PLANNING TO ATTEND THE MEETING. If you do plan to attend the meeting, or later decide to do so, you may withdraw your proxy at the meeting and vote in person at that time. Should you plan to attend but be unable to do so, having your proxy on record will ensure that your voice is heard.

We thank you for your support and look forward to seeing you at the Annual Meeting.

Very truly yours,

Mark J. O’Brien

Chairman and Chief Executive Officer

WALTER INVESTMENT MANAGEMENT CORP.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 14, 2014

TO THE STOCKHOLDERS OF WALTER INVESTMENT MANAGEMENT CORP.:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of the Stockholders (the “Annual Meeting”) of Walter Investment Management Corp., a Maryland corporation (the “Company”), will be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida on Wednesday, May 14, 2014, at 10:00 a.m. local time, to consider and act on the following matters:

1.  Election of the three Class II director nominees identified in the accompanying proxy statement to serve as members of the Board of Directors until their terms expire in 2017 and their successors are duly elected and qualify;

2.  An advisory resolution to approve 2013 executive compensation;

3.  Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the 2014 fiscal year; and

4.  The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 31, 2014 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. Each stockholder is requested to execute and date the enclosed proxy and to return it without delay in the enclosed postage-paid envelope, or authorize a proxy by internet or telephone as instructed on the proxy card, even though he or she presently may intend to attend the Annual Meeting. Any stockholder present at the Annual Meeting may withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting.

By Order of the Board of Directors

Jonathan F. Pedersen

Secretary

Tampa, Florida

April 7, 2014

WALTER INVESTMENT MANAGEMENT CORP.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

PROXY STATEMENT 2014 ANNUAL MEETING OF STOCKHOLDERS To Be Held May 14, 2014

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Walter Investment Management Corp., a Maryland corporation (the “Company” or “Walter Investment”), of proxies to be voted at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 14, 2014, at 10:00 a.m., local time (the “Annual Meeting”), and at any adjournment or postponement thereof. The Annual Meeting will be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida.

At the Annual Meeting, stockholders will be asked to consider and vote on (a) the election of three director nominees identified in this proxy statement to serve as members of the board of directors of the Company (the “Board” or the “Board of Directors”) as Class II directors until the expiration of their term in 2017 and until their successors are duly elected and qualify; (b) approval of the 2013 compensation paid to our named executive officers, or NEOs, via a non-binding advisory resolution; (c) approval and ratification of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the 2014 fiscal year; and (d) the transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy Statement and the enclosed form of proxy are first being sent to stockholders, together with the Notice of Annual Meeting, on or about April 7, 2014.

Stockholders are urged to complete, date, and sign the accompanying form of proxy and return it promptly in the envelope provided with these materials, or authorize a proxy by internet or telephone as instructed on the form of proxy. No postage is necessary if the proxy is mailed in the United States in the accompanying envelope.

PROXIES AND VOTING AT THE MEETING

RECORD DATE AND VOTING RIGHTS

The Board of Directors has fixed the close of business on March 31, 2014 as the record date (the “Record Date”) for the determination of the stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, the Company had issued and outstanding approximately 37,616,168 shares of common stock, $0.01 par value per share (“Common Stock”), constituting the Company’s only class of stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon at the Annual Meeting. The presence of a majority of the Company’s outstanding shares of Common Stock as of the Record Date, in person or represented by proxy, will constitute a quorum at the Annual Meeting.

VOTE REQUIREMENTS

Proposal 1: Election of Directors.    Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. In connection with the election of directors, votes may be cast in favor of or withheld from each nominee. Votes withheld from director nominees will be counted in determining whether a quorum has been reached. However, since directors are elected by a plurality of votes cast, only votes cast for a director will be counted for purposes of electing a director; and, thus, votes withheld from a nominee or nominees generally will not affect the outcome of the election.

Proposal 2: Executive Compensation.    Under the Maryland General Corporation Law (the “MGCL”) and the Company’s Bylaws, the non-binding, advisory resolutions on executive compensation will be approved if a majority of all votes cast are cast in favor of such resolution at a meeting when a quorum is present.

Proposal 3: Ratification of Independent Registered Accounting Firm.    Under the MGCL and the Company’s Bylaws, ratification of the Company’s independent registered accounting firm for 2014 will be approved if a majority of all votes cast are cast in favor of such proposal at a meeting when a quorum is present.

ABSTENTIONS AND BROKER NON-VOTES

In the event of any abstentions or broker non-votes with respect to any proposal coming before the Annual Meeting, such proxy will be counted as present for purposes of determining the existence of a quorum; but since an abstention or broker non-vote is neither a vote cast in favor of nor a vote cast opposing a proposed action, abstentions and broker non-votes will have no effect on the outcome of any of the proposals. If the proxy is submitted and no voting instructions are given, the person or persons designated on the card will vote the shares for the election of the Board of Directors’ nominees and in accordance with the recommendations of the Board of Directors on the other subjects listed on the proxy card and at their discretion on any other matter that may properly come before the meeting.

Under the New York Stock Exchange (“NYSE”) rules, on certain routine matters, brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Therefore, if a broker holds Company stock in a stockholder’s name and delivers this proxy statement to the stockholder, the broker is entitled to vote the shares for the ratification of the appointment of our independent auditors even if the broker does not receive voting instructions back from the stockholder. However, certain brokers will only vote uninstructed shares in the same proportion as the instructions received from their other stockholders. On all other matters, brokers are prohibited from voting uninstructed shares. In instances where brokers are prohibited from exercising discretionary authority (so-called broker non-votes), the shares they hold are not included in the vote totals. At the 2014 Annual Meeting, brokers will be prohibited from exercising discretionary authority with respect to each of the matters submitted, other than the ratification of the auditors. As a result, for each of the matters upon which the brokers are prohibited from voting, the broker non-votes will have no effect on the results.

VOTING AND REVOCATION OF PROXIES

All registered stockholders, meaning stockholders that hold our common stock directly in their own name (not through a bank, broker, or other nominee) may vote by submitting a proxy by mail, telephone, or Internet, or by voting in person at the Annual Meeting as follows:

By Mail.    Complete, sign and date the proxy card and return it in the enclosed envelope. All properly executed proxies received prior to or at the Annual Meeting will be voted in accordance with any instructions indicated on such proxies. If you return your signed proxy card but do not provide your voting instructions, the persons named in the proxy card will vote the shares represented by your proxy card in accordance with the Board of Directors’ recommendations set forth hereunder.

By Telephone or Internet.    The Company has established telephone and Internet proxy authorization procedures designed to authenticate your identity and to allow you to provide your voting instructions, and to confirm that those instructions have been properly recorded.

For telephone proxy authorization, call the toll-free telephone number on your proxy card and follow the voice prompts. You will need to have your proxy card available when you call.

For Internet proxy authorization, go to the website set forth on your proxy card and follow the instructions. You will need to have your proxy card available when you go to the website.

Telephone and Internet proxy authorization facilities are available to stockholders of record 24 hours a day until 7:30 a.m. EDT, on May 14, 2014. If you authorize a proxy by telephone or on the Internet, you do not have to return your proxy card by mail.

In Person. Stockholders of record who attend the Annual Meeting may vote in person at the meeting.

The Company is not aware of any matters to be presented at the Annual Meeting other than those matters described in the Notice of Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting for consideration, the persons appointed as proxies will vote or act thereon in their discretion.

Any stockholder giving a proxy may revoke it at any time before it is exercised by duly executing and submitting a later-dated proxy, by delivering written notice of revocation to the Company which is received at or before the Annual Meeting, or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of the proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company’s principal executive offices, located at the address set forth above.

VOTING RESULTS

Broadridge Financial Solutions, our independent tabulating agent, will count the votes. We will publish the voting results in a Form 8-K filed within four business days of the Annual Meeting.

CONFIDENTIALITY OF VOTING

We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We allow only Broadridge Financial Solutions to examine these documents. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to our management by Broadridge Financial Solutions.

MATTERS TO BE VOTED ON

PROPOSAL I ELECTION OF DIRECTORS

In accordance with the Company’s Bylaws and based on the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors, our Board of Directors is presently fixed at nine directors. Our current Board of Directors is comprised of: Mark O’Brien (Chairman), Denmar Dixon (Vice Chairman), Steven Berrard, Ellyn Brown, Alvaro de Molina, William Meurer, James Pappas, Shannon Smith and Michael Tokarz. The Board is divided into three classes that are equal in size and are elected to staggered three-year terms. One class of directors is elected at each annual meeting of our stockholders for a term of three years. Each director holds office until his or her successor has been duly elected and qualified, or the director’s earlier resignation, death or removal. The term of the Board’s Class II directors, Messrs. Meurer and Tokarz and Dr. Pappas, expires at the 2014 Annual Meeting. The term of our Class III directors, Messrs. de Molina, O’Brien and Smith, expires at the 2015 Annual Meeting and the term of our Class I directors, Messrs. Berrard and Dixon and Ms. Brown, expires at the 2016 Annual Meeting of Stockholders.

The Board of Directors, on the recommendation of the Nominating Committee, has nominated William Meurer, James Pappas and Michael Tokarz to stand for re-election as Class II directors to serve until our 2017 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualify. Messrs. Meurer and Tokarz have served as directors of the Company since April 17, 2009. Dr. Pappas was appointed to the Board in September 2012 when our Board was expanded from seven to nine members. Each nominee has consented to be named as a nominee and has indicated his intention to serve if elected. If any nominee should become unavailable for election for any reason, or if a vacancy should occur before the election, it is intended that the shares represented by the proxies voted for such nominee will be voted for such other person as the Company’s Board of Directors shall designate to replace such nominee. The Board of Directors has no reason to believe that any of the nominees will not be available, or will prove unable to serve, if so elected.

It is important that Board members have complementary skills that together can best guide the Company to a successful future. In considering whether the nominees meet the requirements necessary to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating Committee and the Board focused on the information provided in each of the directors’ individual biographies set forth below, as well as their personal knowledge and experience in having previously worked with one another as members of the Company’s Board of Directors. The Nominating Committee and the Board of Directors believe that each nominee brings a strong and unique background and set of skills to the Board, which, combined with the backgrounds of our continuing directors, gives the Board as a whole competence and experience in a wide variety of areas, including: corporate governance and board service; executive management; banking and finance; private equity; residential real estate and home building; accounting; and Securities and Exchange Commission (“SEC”) and other regulatory compliance. In addition, the Nominating Committee considered each nominee’s and continuing director’s (i) prior history with and involvement in the Company and its predecessors; (ii) ability to assist in overseeing the Company’s risk management and internal and disclosure controls, (iii) prior assistance with the strategic direction of the Company, (iv) roles in implementing the Company’s mission statement and strategic direction, and (v) ability to assist in the Company’s efforts to comply with its various governance requirements. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are also described in the following paragraphs. A complete description of the criteria for service and the review process for nomination to the Board is set forth in the Corporate Governance section of this Proxy under the heading “Director Qualifications and Review of Director Nominees.”

The following provides information as of the date of this proxy statement about each nominee and continuing director. The Nominating Committee has determined, and the Board has confirmed, that each of Messrs. Meurer and Tokarz and Dr. Pappas are independent under the NYSE rules, and continuing directors Ms. Brown and Messrs. Berrard, de Molina and Smith also are considered to be independent, meaning that seven of the nine members of our Board of Directors are independent under the NYSE rules. Because of their employment with the Company, Messrs. O’Brien and Dixon are not considered independent under the NYSE rules. The Nominating Committee further believes that all of the nominees and the continuing directors are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where no specification is made, it is intended that the proxies received from stockholders will be voted FOR the election of the director nominees identified above.

Nominees for Class II Directors (Terms Expiring in 2017)

William J. Meurer, age 70, has served as a director of the Company since April 2009. Prior to serving on the Company’s Board, he was elected to the Board of Managers of JWH Holding Company, LLC (“JWHHC”), a subsidiary of Walter Industries (n/k/a, and referred to herein as Walter Energy) and parent of Walter Investment Management, LLC (“WIM”), in anticipation of the spin-off of WIM from Walter Energy and the formation of Walter Investment. Previously, Mr. Meurer was employed for 35 years with Arthur Andersen LLP where he served most recently as the Managing Partner for Arthur Andersen’s Central Florida operations. Since retiring from Arthur Andersen in 2000, Mr. Meurer has been a private investor and consultant. Mr. Meurer also serves on the Board of Trustees for LifeLink Foundation, Inc., as a member of the board of directors of Sykes Enterprises, Incorporated, and as a member of the board of directors of the Eagle Family of Funds.

Areas of Relevant Experience: Mr. Meurer has taken an active role in the Company’s business since his appointment to the Board of Managers of JWHHC in December 2008. He is a CPA and his extensive accounting and financial background qualifies him as an audit committee financial expert under applicable SEC and NYSE rules for listed companies (referred to herein as an “audit committee financial expert”). Mr. Meurer has served as the Chairman of the Audit Committee since its inception and the Company has in the past and will continue to benefit from his experience and leadership in this capacity.

James L. Pappas, Ph.D., age 70, was appointed to the Company’s Board of Directors effective September 10, 2012 when the Board was expanded from seven to nine members. Dr. Pappas served from 1986 to 2006 as the Lykes Professor of Banking and Finance at the University of South Florida’s College of Business Administration. During his tenure at USF Dr. Pappas also served from 1987 to 1995 as the Dean of the College of Business. From 1995 to 2005 Dr. Pappas served as President and CEO of The Graduate School of Banking at the University of Wisconsin. Dr. Pappas currently serves as the Chairman of the Board of Trustees for the Eagle Family of Mutual Funds and is a member of its Audit and Qualified Legal Compliance committees.

Areas of Relevant Experience: Dr. Pappas brings extensive knowledge of the regulation of financial markets and institutions through service as both a bank director and a mutual fund trustee. In addition, for more than twenty years he designed, taught and managed courses of study in advanced financial institutions management for senior bank officers and regulators. This background coupled with his senior management experience brings value to service on the Company’s Audit Committee, Compliance Committee and Compensation and Human Resources Committee (the “Compensation Committee”). Additionally, Dr. Pappas qualifies as an audit committee financial expert.

Michael T. Tokarz, age 64, has served as a director of the Company since April 2009 and was appointed as lead director of the Board in 2012. Mr. Tokarz has been Chairman of Walter Energy’s board of directors since December 2006 and has been a director of Walter Energy since September 1987. Since February 1, 2002 he has been a member of the Tokarz Group, LLC. From January 1996 until February 1, 2002, Mr. Tokarz was a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Tokarz also is a director of CNO Financial Group, Inc. (f/k/a Conseco, Inc.) (2003 – present), IDEX Corporation (1987 – present), Mueller Water Products, Inc. (2006 – present) and MVC Capital, Inc. (2004 – present).

Areas of Relevant Experience: Having served on the Board of Directors of Walter Investment Management, LLC’s former parent for over 20 years, Mr. Tokarz has more direct knowledge of the Company’s history than any other Board member. He also brings a wealth of experience of Board leadership and knowledge of capital markets. Mr. Tokarz has served as the lead director of the Board since 2012 and the Chairman of our Nominating Committee since its inception and the Company has in the past and will continue to benefit from his experience and leadership in this capacity.

The Board of Directors recommends a vote FOR the election of all three director nominees.

Directors Continuing in Office

Class I Directors

(Terms Expiring in 2016)

Ellyn L. Brown, age 64, has served as a director of the Company since April 2009. She practiced corporate and securities law from 1996 until her retirement in 2010, most recently as the president of Brown and Associates, a corporate law and consulting firm that provided operational, regulatory and governance guidance to financial services clients and other entities that operate in highly regulated environments. She has taught corporate and securities law at Villanova University School of Law and the University of Maryland School of Law. Ms. Brown served as a director of NYSE Euronext, Inc. and its predecessors from 2005 through 2013, when NYX was acquired by the Intercontinental Exchange. She continues to chair the board of directors of NYSE Regulation, Inc., the independent entity that oversees the regulation of the NYSE markets. In 2012, she joined the board of CNO Financial Group, Inc., a publicly-traded insurance holding company. Ms. Brown served on the Board of Governors of the Financial Industry Regulatory Authority (“FINRA”) from 2007 to 2012, and was a trustee of the Financial Accounting Foundation (parent of the Financial Accounting Standards Board and the Government Accounting Standards Board) from 2007-2011. She served as Maryland’s Securities Commissioner from 1987-1992, and later was a member of the boards of the National Association of Securities Dealers Regulation and the Certified Financial Planner Board of Standards.

Areas of Relevant Experience: Ms. Brown brings strong experience in securities law, financial regulatory reporting and compliance, and corporate governance to the Company’s Board. During her career, she has been a regulator and prosecutor of financial fraud, provided advice and counsel to a number of public companies, and served as a director of several entities that have grown and transformed significantly. This experience offers value to the Company’s Compliance Committee on which she serves as Chair and the Nominating Committee and Compensation Committee, of which she is a member.

Denmar J. Dixon, age 51, has served as a director of the Company since April 2009, and on January 22, 2010, he became Vice Chairman and Chief Investment Officer of the Company. Prior to becoming an executive officer of the Company, he also had served as a member of our Board’s Audit Committee, Nominating Committee, and as Chairman of the Compensation Committee (Mr. Dixon resigned from each of these committee positions immediately prior to his appointment as the Vice Chairman and Chief Investment Officer of the Company). Prior to serving on the Company’s Board, Mr. Dixon was elected to the Board of Managers of JWHHC. In 2008 Mr. Dixon founded Blue Flame Capital, LLC, a consulting, financial advisory and investment firm. Mr. Dixon retired in January 2008 after 23 years with Banc of America Securities and its predecessors. At the time of his retirement, Mr. Dixon was a Managing Director in the Corporate and Investment Banking group and held the position of Global Head of the Basic Industries group. Mr. Dixon has significant experience in the General Industrial, Consumer and Business Services industries. During his career at Banc of America Securities, Mr. Dixon completed mergers and acquisitions, equity and debt capital raising and financial restructuring transactions totaling in excess of $75 billion.

Areas of Relevant Experience: Mr. Dixon has taken an active role in the Company’s business since his appointment to the Board of Managers of JWHHC in December 2008. As a director, he provided significant input into, and active involvement in, the Company’s business activities and strategic planning. The Board of Directors has determined that it is a priority of the Company to prudently grow the business and Mr. Dixon has extensive business development, mergers and acquisitions and capital markets/investment banking experience within the financial services industry that will help to guide that growth.

Steven R. Berrard, age 59, was appointed to fill a vacancy on the Company’s Board of Directors in March 2010. He has served on the Board’s Compensation Committee from the time of his appointment to the Board until the present, and he served on the Audit Committee from May of 2010 until February 2013. Mr. Berrard has served on the Board of Directors of Swisher International, a publicly traded industry leader in hygiene solutions and products since 2004. Mr. Berrard does not intend to stand for re-election to the Swisher International board of directors in 2014. Mr. Berrard is the Managing Partner of New River Capital Partners, a private equity fund he co-founded in 1997. Prior to co-founding New River Capital Partners, Mr. Berrard was the co-founder and Co-Chief Executive Officer of AutoNation, Inc., the nation’s leading automotive retail company, from 1996 to 1999.

Prior to joining AutoNation, Mr. Berrard served as President and Chief Executive Officer of the Blockbuster Entertainment Group, at the time the world’s largest video store operator. Prior to his tenure with Blockbuster, Mr. Berrard served as President of Huizenga Holdings, Inc. and served in various positions with subsidiaries of Huizenga Holdings, Inc. from 1981 to 1987. Prior to joining Huizenga Holdings, Inc., Mr. Berrard was employed by Coopers & Lybrand from 1976 to 1981. Mr. Berrard currently serves on the Board of Directors of Pivotal Fitness. He has previously served on the Boards of Directors of Jamba, Inc., (2005 – 2009), Viacom, Inc., (1987 – 1996), Birmingham Steel (1999 – 2002), HealthSouth (2004 – 2006), and Boca Resorts, Inc. (1996 – 2004). Mr. Berrard earned his B.S. in Accounting from Florida Atlantic University.

Areas of Relevant Experience: Mr. Berrard has a wealth of management experience and financial expertise that is beneficial in directing the Company. He has served in senior management and/or on the Boards of Directors of several prominent, publicly traded companies. In several instances he has led significant growth of the businesses he has managed, growth being a primary focus of the Company’s management group. In addition, Mr. Berrard has served as the Chairman of the audit committee of several boards of directors.

Class III Directors

(Terms Expiring in 2015)

Alvaro G. de Molina, age 56, was appointed to the Company’s Board of Directors effective September 10, 2012 when the Board was expanded from seven to nine members. Mr. de Molina served as the Chief Executive Officer of GMAC Financial Services beginning in April 2008, and on the Board of Directors of GMAC Financial Services beginning in March 2009 until resigning from both positions in November 2009. Prior to joining GMAC Mr. de Molina was with Cerberus Capital Management and prior thereto Mr. de Molina had a seventeen-year career at Banc of America where he held a number of positions in senior management, including, chief financial officer, CEO of Banc of America Securities, president of global corporate and investment banking and corporate treasurer. Before joining Bank of America Mr. de Molina served in the lead financial role for emerging markets at J.P. Morgan having begun his career at PriceWaterhouse. Mr. de Molina holds a bachelor’s degree in accounting from Fairleigh Dickinson University and a master’s degree in business administration from Rutgers Business School. Born in Cuba, Mr. de Molina serves on the boards of Regional Management Corp. (where he is a member of the Compensation Committee and Chairman of the Audit Committee), Duke University’s Fuqua School of Business, Florida International University and the Financial Services Volunteer Corps.

Areas of Relevant Experience: Mr. de Molina brings over thirty years of experience in financial services, banking and capital markets. His extensive accounting and financial background also qualifies him as an audit committee financial expert.

Mark J. O’Brien, age 71, has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since April 2009. In March 2006, Mr. O’Brien was named Chairman and Chief Executive Officer of JWHHC, and, in February 2009, of Walter Investment Management, LLC. He also served as a director of Walter Energy from 2005 until 2009. Mr. O’Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a family real estate investment and management firm, since September 2004. Mr. O’Brien served in various capacities at Pulte Homes, Inc. for 21 years, culminating in his appointment as President and Chief Executive Officer. He retired from that position in 2003. Mr. O’Brien is a director of Mueller Water Products, Inc., a publicly traded spin-off from Walter Energy, and A. Duda & Sons, Inc., a privately held family agriculture and real estate firm. He also serves on the Board of Trustees for the Billfish Foundation, a not-for-profit entity dedicated to the worldwide management of billfish resources.

Areas of Relevant Experience: Mr. O’Brien has had a long history in the real estate development, investment and management businesses in general and the Company’s business in particular. While all of the Company’s Board members bring some form of generalized expertise to the Board’s management of the Company, Mr. O’Brien’s direct involvement with the Company brings a wealth of knowledge as to the specific challenges and opportunities inherent in the Company’s business. Mr. O’Brien’s day-to-day leadership, as the Company’s Chief Executive Officer, provides him with intimate knowledge of our business and operations.

Shannon E. Smith, age 48, has served as a director of the Company since April 2009 and, until his resignation in June of 2011, served as a Director, Senior Vice President and Chief Operating Officer of American Land Lease, Inc., a real estate investment trust, and as a Managing Director of Green Courte Partners, LLC, a Chicago-based private equity real estate investment firm. Until the completion of its merger with GCP Sunshine Acquisition, Inc. on March 16, 2009, American Land Lease was listed on the NYSE. Mr. Smith joined American Land Lease, Inc. in October 2000 as Chief Accounting Officer and was appointed as its Chief Financial Officer in February 2001 and its Chief Operating Officer in July 2009. Mr. Smith was named a Managing Director of Green Courte Partners in May of 2009. Mr. Smith also served as the Secretary of American Land Lease, Inc. from July of 2002 until January of 2008. From March 1997 to October 2000, Mr. Smith served as Chief Financial Officer of Jemison-Demsey Holding Company, Jemison Industries and other entities controlled by Jemison Investment Company. Mr. Smith began his career with Ernst & Whinney as a certified public accountant.

Areas of Relevant Experience: Mr. Smith has a diverse background that is particularly suited to assisting in guiding the Company’s direction. As the Chief Financial Officer of a public company for nine years, he brings an appreciation for and an understanding of the complex accounting issues facing the Company. He is an active member of the Audit Committee and the Nominating Committee, as well as the Compensation Committee, on which he serves as the Chairman of the Committee. In addition, his extensive accounting and financial background also qualifies him as an audit committee financial expert. As the Chief Financial Officer of a REIT previously listed on the NYSE, he brings knowledge of real estate investment, corporate management, reporting requirements and governance issues.

There is no family relationship between any of the Company’s directors, nominees to serve as directors, or executive officers. There are no arrangements between any director or director nominee of the Company and any other person pursuant to which he or she was, or will be, selected as a director.

PROPOSAL 2

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

2013 ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2013 Annual Meeting, Walter Investment’s executive compensation program was approved, on a non-binding, advisory basis, by over 94% of the votes cast. Our Compensation Committee and the other members of our Board believe that this level of approval of our executive compensation program is indicative of our stockholders’ strong support of our compensation philosophy and goals and the decisions made by the Committee for the Company’s NEOs, for 2012, which provided for a significant portion of pay to be variable and linked to performance. As required pursuant to Section 14A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the stockholders will be asked at the Annual Meeting to vote on a non-binding, advisory resolution to approve the 2013 compensation of the NEOs as disclosed in this Proxy Statement. The Company’s NEOs are identified and their compensation is discussed under the heading “Compensation Discussion and Analysis — Named Executive Officers.” The Company believes that it has demonstrated its commitment to sound executive compensation practices and adherence to corporate governance principles that further the interests of its stockholders.

OUR EXECUTIVE COMPENSATION PROGRAM

As described more fully in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, the compensation package of the Company’s NEOs is designed to act both as an incentive for superior performance and as an inducement to attract and retain highly qualified senior executives, while at the same time mitigating against excessive risk. The Company’s executive compensation programs promote a performance-based culture and align the interests of stockholders and executives through variable, performance-linked compensation. The programs are also designed to attract and retain highly-talented executives who are critical to the successful implementation of the Company’s strategic plan. A significant portion of an executive officer’s overall compensation is performance-based in that it is dependent upon the achievement of pre-determined corporate and/or personal performance goals and strategic objectives and/or the ultimate performance of the Company. We believe that this approach to executive pay ensures that the compensation paid to our executives is linked to the Company’s performance, which helps align management’s interests with the interests of our stockholders. The details concerning the implementation of our compensation philosophy and goals are provided throughout the CD&A. The Compensation Committee and the Board of Directors believe that the Company’s performance, as summarized in the CD&A, reflects the success of the Company’s compensation practices and accordingly, the following resolution will be submitted for a stockholder vote at the 2014 Annual Meeting:

“RESOLVED, that the stockholders of Walter Investment Management Corp. approve, on a non-binding advisory basis, the compensation of the Named Executive Officers of the Company, as disclosed in the Compensation Discussion and Analysis and the tabular and narrative disclosures contained in this Proxy Statement.”

The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. Although the say-on-pay vote is non-binding, the Board and its Compensation Committee will review the voting results and will consider the vote, as well as other communications from stockholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation programs.

The Board of Directors recommends a vote FOR the approval, on a non-binding, advisory basis, of Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT

OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, or independent auditor, retained to audit the Company’s financial statements, and exercises sole authority to approve all audit engagement fees and terms associated with the retention of such firm. In accordance with its charter, the Audit Committee intends to select the firm of Ernst & Young LLP, an independent registered certified public accounting firm (“Ernst & Young”), to be the Company’s independent auditor for the fiscal year ending December 31, 2014, subject to the Company and Ernst & Young LLP agreeing on a mutually acceptable engagement letter. With the endorsement of the Board of Directors, the Audit Committee recommends that stockholders vote to ratify that appointment. Although submission of this matter to stockholders is not required by law, in the event of a negative vote, the Audit Committee will reconsider its selection. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the ratification of Ernst & Young as the Company’s independent auditor.

For a discussion of audit and non-audit fees paid to Ernst & Young in 2013 and 2012 see “Audit Fees and Non-Audit Fees” immediately following the Audit Committee Report, below. For a discussion of the Audit Committee’s Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor, please see the discussion of the Audit Committee set forth in the “Board Committee Membership and Meetings” section of this Proxy Statement.

Before determining to reappoint Ernst & Young as the independent auditor, the Audit Committee carefully considered that firm’s qualifications to serve as the independent auditor for the Company. Factors considered included, without limitation, the length of time that Ernst & Young has been engaged by the Company, the quality of the Audit Committee’s ongoing discussions with Ernst & Young, a review of Ernst & Young’s and the lead audit partner’s performance in prior years and the firm’s reputation for integrity and competence in the fields of accounting and auditing. Ernst & Young (or its predecessors) has served as the Company’s independent auditor since the Company was spun off from Walter Energy in 2009.

The Audit Committee has expressed satisfaction with Ernst & Young in the above respects, and believes that the continued retention of Ernst & Young to serve as the Company’s independent auditor is in the best interests of the Company. Nonetheless, the Audit Committee reserves the right to change the Company’s independent auditor at its discretion.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders attending the meeting and to make a statement if they desire.

The Board of Directors and the Audit Committee recommend a vote

FOR the ratification of Ernst & Young LLP

as our independent registered certified public accounting

firm for 2014.

AUDIT COMMITTEE REPORT

The audited consolidated financial statements of the Company, as of and for the three-year period ended on December 31, 2013 are included in the Company’s 2013 Annual Report on Form 10-K. The Audit Committee oversees the Company’s financial reporting process and the independent audit of the Company’s annual consolidated financial statements. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter at least annually.

The Company, acting through its management and Board of Directors, has the primary responsibility for the financial statements and reporting process, including its systems of internal accounting controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the financial reporting process, and internal controls. Ernst & Young, an independent registered certified public accounting firm engaged by the Company, is responsible for auditing the Company’s annual financial statements and expressing its opinion thereon in accordance with auditing standards and accounting principles generally accepted in the United States of America.

The Audit Committee met twelve times during 2013. In performing its oversight function, the Audit Committee has reviewed the audited financial statements with the Company’s management, including a discussion of the quality, not merely the acceptability, of the accounting principles used, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also has reviewed with Ernst & Young its judgments as to the quality and acceptability of the Company’s accounting principles. Management and Ernst & Young have advised the Audit Committee that the Company’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. The Audit Committee discussed with Ernst & Young matters covered by Statement of Auditing Standards No. 16 (Communication with Audit Committees), the standards of the Public Company Accounting Oversight Board, and Rule 2-07 of Regulation S-X of the Securities Act of 1933, as amended.

In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed with that firm such written disclosures and letter and its independence from the Company.

In addition, the Audit Committee has discussed with the Company’s internal auditors and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee conferred with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company, as of and for the year ended December 31, 2013, with management and Ernst & Young. Based upon the reviews and the discussions referred to above, in reliance on management and Ernst & Young, and subject to the limitations of the role of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC. The Audit Committee also intends to select Ernst & Young to be the Company’s independent auditor for its 2014 fiscal year, subject to the Company and Ernst & Young agreeing on a mutually acceptable engagement letter.

This report is respectfully submitted by:

AUDIT COMMITTEE:

William J. Meurer, Chairman

Alvaro G. de Molina

James L. Pappas

Shannon E. Smith

Audit Fees and Non-Audit Fees

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2013 and December 31, 2012 by Ernst & Young LLP, the Company’s independent auditor, for the audit of the Company’s annual consolidated financial statements and services rendered by the independent auditor for those periods.

	2013 ($)	2012 ($)(1)
Audit fees(2)	8,400,184	5,978,865
Audit related fees(3)	128,575	240,905
Tax fees(4)	—	39,500
All other fees(5)	3,260	—
Total Fees	8,532,019	6,259,270

(1)	Audit fees for 2012 include $1,850,000 billed after April 3, 2013, the date of the 2013 proxy statement.
(2)	This category includes the aggregate fees billed for professional services rendered for the audits of the Company’s consolidated financial statements included in Form 10-K filings for the fiscal years 2013 and 2012, for reviews of the Company’s quarterly consolidated financial statements included in Form 10-Q filings during fiscal years 2013 and 2012, and for services that are normally provided by the independent registered certified public accounting firm in connection with statutory and regulatory filings for the relevant years.

(3)	This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered certified public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for the other attest engagements under professional auditing standards and accounting consultations.

(4)	This category includes tax planning services.

(5)	These fees were for a subscription to Ernst & Young’s GAAIT service, an electronic accounting and research tool offered by Ernst & Young.

CORPORATE GOVERNANCE

OUR BOARD OF DIRECTORS

Pursuant to our Charter and Bylaws and the MGCL, the Board of Directors, which is elected by the stockholders, is responsible for the overall management of the business and affairs of the Company. The Board has the ultimate decision-making authority for the Company, except with respect to those matters specifically reserved to the stockholders. The Board has responsibility for the Company’s long-term strategic plans, for establishing broad corporate polices and for our overall performance and direction, but is not directly involved in our day-to-day operations. Board members keep informed of our business by participating in meetings of the Board and its committees, by reviewing analyses, reports and other materials provided to them by Company management and through discussions with our Chief Executive Officer and other executive officers. The Board conducts its business through meetings and actions taken by written consent in lieu of meetings. The Nominating Committee reviews annually the size and composition of the Board and recommends to the full Board, to the extent necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board, as a group, and contains at least the minimum number of independent directors required by applicable laws, regulations and NYSE rules.

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors has adopted Corporate Governance Guidelines to govern the structure of the Board of Directors and outline the Board’s policies on a number of the Company’s corporate governance procedures. These guidelines, which are posted on the Company’s website at www.walterinvestment.com, include procedures that are intended to facilitate “best practices” in corporate governance. The Company’s corporate governance practices are designed to align the interests of the Board and management with those of the Company’s stockholders and to promote honesty and integrity throughout the Company. Portions of the Corporate Governance Guidelines, which are reviewed by the Nominating Committee and the Board on, at a minimum, an annual basis, are described below.

DIRECTOR INDEPENDENCE

Under our Corporate Governance Guidelines, a majority of our Board of Directors is required to be comprised of independent directors. Our Board of Directors annually determines the independence of directors in accordance with the standards established by the NYSE, and other facts and circumstances it considers relevant.

Additionally, our Nominating Committee evaluates the relationships between each director (and his or her immediate family members and related interests) and the Company annually to determine compliance with the NYSE independence standards. The Nominating Committee also evaluates whether any other facts or circumstances exist that might impair a director’s independence. Based on that review, the Nominating Committee has recommended, and the Board of Directors has affirmatively determined, that each director, other than Messrs. O’Brien and Dixon, who are employees of the Company, is independent under these standards and the applicable SEC rules. The Nominating Committee has recommended, and the Board of Directors has affirmatively determined, that each member of the Audit Committee has no material relationship with the Company and is “independent” as defined in the NYSE listing standards and the applicable SEC rules. Further, each member of the Compensation Committee must (a) meet the additional independence standards applicable to “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) qualify as “non-employee directors,” as defined in Rule 16b-3 under the Exchange Act, and (c) meet the additional independence requirements of the NYSE for compensation committee members. The Nominating Committee has determined, and the Board affirmatively agreed, that each member of the Compensation Committee meets each of these additional requirements.

BOARD COMPOSITION

The Nominating Committee is responsible for reviewing the composition of the Board to ensure that it accurately reflects the needs of the Company’s business and, in furtherance of that goal, proposing the addition and/or replacement of Board members. In recent years the duties and responsibilities of members of boards of directors in general have increased as a result of increased regulatory demands and oversight, the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the enhancement of corporate governance practices. This increase in director duties and responsibilities has been compounded by the recent growth in size and complexity of the Company’s business. In order to ensure that our directors are able to meet these increased demands, both as Board and committee members, during 2012 the Nominating Committee determined that the size of the Board should be increased by two independent directors. As a result of the decision to expand the Board by two members, Mr. Alvaro de Molina and Dr. James Pappas were each nominated for election to the Board of Directors. On September 10, 2012, the Board of Directors accepted the recommendation of the Nominating Committee to increase the size of the Board by two members and elected Mr. de Molina and Dr. Pappas to fill the new vacancies. In 2013, each of Mr. Alvaro de Molina and Dr. James Pappas joined the Audit Committee and the Compensation Committee.

DIRECTOR NOMINATION PROCESS, DIRECTOR QUALIFICATIONS AND REVIEW OF DIRECTOR NOMINEES

The Nominating Committee is responsible for assessing all director candidates and recommending nominees to the Board. The Nominating Committee may identify director candidates through recommendations made by the Company’s independent directors, other Board members, management or business contacts, or by third-party search firms retained by the Nominating Committee. The Company’s policy, which is reflected in the Charter of the Nominating Committee, is to consider nominees recommended by stockholders, and, in addition, stockholders may nominate persons for election as directors at an annual stockholders’ meeting if such nominations are made in accordance with the procedures set forth in the Company’s Bylaws. For a further discussion of the time periods within which nominations or any other matters may be brought forth at the 2014 Annual Meeting of Stockholders, please see the discussion under the heading “Stockholder Proposals.”

When evaluating nominees, including those recommended by stockholders, the composition of the entire Board is taken into account, including the requirement that a majority of Board members be independent; the diversity of experience and background represented on the Board; the need for financial, business, academic, public company and other expertise on the Board and its committees; and the need for directors who will work collegially to represent the best interests of the Company and its stockholders, communities and employees. In evaluating individual director candidates, the Nominating Committee strives to appoint directors who possess a considerable amount of business management experience (such as experience as a chief executive officer or chief financial officer) and a strong educational background. However, the Nominating Committee also considers a number of other factors that enhance the Board’s ability to manage and direct the affairs and business of the Company and best represent the interests of the Company and its stockholders, including: the knowledge, competency, strength of character, experience, candor, integrity, skills and judgment of each candidate; the alignment of each candidate’s knowledge and technical expertise with that of the other members of the Board of Directors, as well as with the needs of the business; prior performance on the Company’s Board and other boards of directors; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that the Board desires to have represented; each candidate’s willingness and ability to devote sufficient time and effort to his or her duties as a director; independence and ability to objectively evaluate strategic proposals; any core competencies or technical expertise necessary to staff Board committees; and any other criteria established by the Board of Directors. Although the Company does not have a formal policy with respect to diversity, the Charter of the Nominating Committee provides, and the Board of Directors believes, that diversity, including gender, race and national origin, education, professional experience, and differences of viewpoints and skills, is an important consideration in screening and evaluating candidates for nomination to the Board of Directors. The Nominating Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees and continuing directors.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Chairman of the Board/Chief Executive. The Board of Directors believes that Mr. O’Brien’s service as both Chairman of our Board of Directors and our Chief Executive Officer is in the best interests of the Company and its stockholders. Combining this role in a company of our size and relatively focused scope of business enables decisive leadership, ensures clear accountability and facilitates information flow between management and the Board, all of which are essential to effective governance. One of the primary responsibilities of the Board is to develop strategic direction at the Board level, while at the same time holding management accountable for the execution of the strategy. Mr. O’Brien’s in-depth, day-to-day knowledge of the Company’s business and industry, operations, opportunities and challenges places him in the best position to both guide the Company’s strategic direction and implement the directions of the Board. Moreover, the combined role allows for more productive meetings as Mr. O’Brien is best able to assist the Board in focusing on critical business issues.

Lead Director. Historically, given the small size of our Board, the focused nature of our business, the significant cooperation and communication between our directors and the important role that our independent directors play in oversight of management through their roles on our Audit Committee, Compensation Committee and Nominating Committee, the Board did not believe that it was necessary to designate a lead independent director. However, with the increase in the size of the Board in 2012 to nine members, seven of whom are independent, the Board determined that the appointment of a lead director to act as a liaison between the Chairman and the independent directors would be beneficial to the Company. Michael Tokarz was chosen for this position by the independent members of the Board as a result of his long history with and knowledge of the Company’s business and his demonstrated leadership abilities. In this role, Mr. Tokarz also acts as the leader in all executive sessions of the Board. The appointment of a lead director notwithstanding, we continue to believe that all of our directors should be, and are, fully engaged in the Company’s business. The Board believes that our current approach to board leadership appropriately and effectively complements the combined Chairman/CEO structure and helps to ensure the Board’s ability to effectively oversee risk management. The Board has selected Mr. Tokarz to continue serving as the Lead Director in 2014, subject to his re-election to the Board.

The Board’s Role in Risk Oversight. The Board has an active role, both as a whole and at the committee level, in overseeing the management of the Company’s risk. The Board is responsible for establishing and reviewing the Company’s strategic direction and determining the acceptable risk tolerance of the Company, overseeing management implementation of its strategic plan within the approved risk tolerances, monitoring the effectiveness of and exercising oversight over management, the compensation of management and the Company’s internal controls over financial reporting. Risk can take different forms, including operating risk, financial risk, cyber-risk, risk related to the economy in general and the housing market and unemployment in particular, risks related to management succession, risk of fraud and reputational risk.

The Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit Committee, Compensation Committee, Nominating Committee and Compliance Committee. The Nominating Committee is responsible for establishing corporate governance procedures designed to effectively administer the Board’s strategic planning and oversight duties. The Nominating Committee also is responsible for conducting an annual evaluation of the Company’s Corporate Governance Guidelines and its Code of Conduct and Ethics, and reviewing the Board’s leadership structure, as well as being responsible for evaluating risks associated with the independence of the Board members and potential conflicts of interest. The Audit Committee supports the Board’s risk oversight functions through its review of the Company’s internal controls over financial reporting, periodic review of fraud risks identified by management, and the Company’s financial statements and their preparation, as well as its administration of the Company’s whistleblower procedures. The Compensation Committee establishes the appropriate compensation incentives and determines the appropriate impact that the Company’s compensation policies should have on risk. In order to enhance its oversight of compliance-related risks, in 2014 the Board established the Compliance Committee, which assists the Board in overseeing the Company’s compliance with consumer business regulations; regulatory relations; ethical, reputational and regulatory matters; and compliance functions.

Because all Board committees are comprised solely of independent directors, our independent directors have a significant role in the Board’s risk oversight function. As part of the oversight process, each committee receives reports from members of senior management concerning the areas of material risk to the Company that are within the purview of that committee to enable it to understand our risk identification, risk management and risk mitigation strategies. While each committee is responsible for assisting the Board in evaluating and overseeing certain risks, the entire Board is apprised of such risks through regular committee reports. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. See “Board Committee Membership and Meetings” for a further discussion of the roles, responsibilities and inter-relationships of Board committees.

EXECUTIVE SESSIONS OF THE BOARD

As provided in the Corporate Governance Guidelines, the independent directors of the Company meet in executive session in connection with each regularly scheduled meeting of the Board of Directors. The independent directors may call upon members of management and outside consultants, including auditors and executive compensation consultants, to participate in executive session meetings. To the extent that it is appropriate to provide feedback to management following an executive session, one or more of the independent directors act as a liaison with the Chairman to convey information or coordinate action with management.

BOARD ATTENDANCE AND ANNUAL MEETING POLICY

It is the Company’s policy that directors should attend each meeting of the Board of Directors and each meeting of the committees on which they serve. There were twelve meetings of the Board of Directors during 2013 and each member of the Board of Directors attended at least 75% of the meetings held by the Board and 75% of the meetings of each committee on which he or she served. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and Chief Executive Officer, outside consultants and professionals, members of management and others regarding matters of interest and concern to the Company.

It is Company policy that all members of the Board attend the Annual Meeting. In 2013 all nine of the Board members were in attendance, and it is anticipated that each director will attend the 2014 Annual Meeting of Stockholders. A regular meeting of the Board of Directors is scheduled in conjunction with the 2014 Annual Meeting of Stockholders.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has established a process for stockholders and other interested parties to communicate with any independent director or with non-management directors as a group. Such individuals may send a communication in care of the Company’s Secretary at the Company’s headquarters address. If the communication is specifically marked as a private communication for the Board of Directors, or for a specific director, the Secretary will not open the correspondence, but will forward it to the addressee. These procedures may change from time to time. Stockholders are encouraged to visit our website for the most current means of contacting our directors.

BOARD COMMITTEE MEMBERSHIP AND MEETINGS

The Board of Directors has established four committees to assist it in fulfilling its responsibilities:

•	The Audit Committee,

•	The Compensation Committee,

•	The Nominating Committee, and

•	The Compliance Committee.

Members of each committee are nominated by the Nominating Committee and are appointed annually at the meeting of the Board of Directors following the annual meeting of stockholders. Each committee is composed entirely of independent directors and operates under a charter approved by the Board of Directors, which sets out the purposes and responsibilities of the committee. These committees annually review and, as appropriate, seek revisions of their charters to reflect, among other things, changing regulatory developments. The committee charters are available for review on the Company’s website at www.walterinvestment.com. Information with respect to each of these committees is provided below.

Audit Committee

In 2013 our Audit Committee consisted initially of William Meurer, Steven Berrard, Ellyn Brown, Alvaro de Molina, James Pappas and Shannon Smith. At the February 2013 meetings of the Nominating Committee and the Board of Directors it was determined that the Audit Committee would be able to operate more effectively with fewer members, and Ms. Brown and Mr. Berrard left the Committee. Our Audit Committee is presently composed of Messrs. Meurer, de Molina and Smith and Dr. Pappas. The Nominating Committee has determined that each member of the Audit Committee is independent under the NYSE independence standards and other SEC rules and regulations applicable to audit committees, that each member is financially literate and has accounting or related financial management expertise within the meaning of the NYSE rules, and each member possesses the qualifications of an “audit committee financial expert,” as that term is defined by applicable SEC regulations. William Meurer serves as the Chairman of the Audit Committee and has been designated as the Audit Committee financial expert.

The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight of:

•	the quality and integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements, particularly as they relate to financial reporting;

•	the independent auditor’s qualifications, performance and independence; and

•	the performance of the Company’s internal audit function.

Consistent with this function, the Audit Committee fulfills these responsibilities by carrying out various activities enumerated in the Audit Committee’s Charter, which are summarized below. The Audit Committee’s responsibilities and duties are set forth in more detail in the Audit Committee’s Charter (which is available on the Company’s website at www.walterinvestment.com).

In connection with its oversight of the Company’s independent auditor, the Audit Committee’s responsibilities and duties include, but are not limited to:

•

the direct responsibility to appoint, compensate, retain, oversee and terminate any independent auditor employed by the Company for the purpose of preparing or issuing an audit report or related work (including the selection of the independent auditor to be employed by the Company for the purpose of preparing or issuing an audit report on the Company’s annual financial statements or related work, the determination of the scope, planning and staffing of the independent auditor’s engagement, the approval of the fees and other compensation to be paid to the registered public accounting firm and the resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting). Each such independent auditor reports directly to the Audit Committee;

•	to pre-approve all audit and permissible non-audit services and other services conducted by our independent auditor;

•

to review annually, in consultation with management, the qualifications, performance and independence of the independent auditor. In the course of such review and evaluation, the Audit Committee considers a number of factors, including (i) a report of the independent auditor describing its internal quality-control procedures and information regarding any material issues raised related to quality-control and assessing the independent auditor’s independence based on all relationships between such firm and the Company, (ii) the lead audit partner’s performance, (iii) legal requirements for lead audit partner rotation and, in order to assure continued auditor independence, whether there should be regular rotation of the independent auditor itself, and (iv) assessments of management and the Company’s internal auditors regarding the performance of the independent auditor;

•

to obtain, at least annually, from the independent auditor, assurance that Section 10A(b) of the Exchange Act entitled “Required Response to Audit Discoveries” has not been implicated in the course of the conduct of any audit covered by such statute;

•

to review with the independent auditor (i) any audit problems or difficulties encountered by such firm in the course of the review or audit work, including any restrictions on the scope of its activities or on access to requested information, and any significant disagreements with management and (ii) management’s responses to such matters; and

•	to establish clear hiring policies for employees or former employees of the independent auditor.

In connection with its oversight of the Company’s financial documents, reports submitted to the SEC, financial reporting process and reports, the Audit Committee’s responsibilities and duties include, but are not limited to:

•

to review and discuss with management and the Company’s independent auditor the annual and quarterly financial statements of the Company, including the Company’s disclosures under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of its annual and quarterly reports filed with the SEC, and any material changes in accounting principles or practices used in preparing the Company’s financial statements prior to filing a report on Form 10-K or 10-Q with the SEC. The Audit Committee also reviews and discusses with management and the independent auditor the Company’s earnings press releases, including the use of any pro forma or adjusted non-GAAP information, financial information and earnings guidance provided to analysts and ratings agencies, disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officers during their certification process for annual and quarterly reports, and other information prior the disclosure of such information to government bodies or the public;

•	to review the integrity of the Company’s financial reporting processes in consultation with the independent auditor, management and the internal auditors;

•

to review reports from management and the independent auditor addressing critical accounting policies and practices, analysis setting forth financial reporting issues and judgments made in connection with the preparation of financial statements, any major issues regarding accounting principles and financial statement presentations, any major issues as to the adequacy of the Company’s internal controls and any other material written communications;

•	to review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures (if any) on the financial statements of the Company;

•	to review and discuss with management and the independent auditor the Company’s guidelines and policies with respect to risk assessment and risk management; and

•	to prepare the Audit Committee report for inclusion in the proxy statement for each annual meeting.

The Audit Committee is also responsible for reviewing and appraising our internal auditing function, including the processes and reports prepared by those involved in our internal auditing function and management’s responses. In conducting such review, the Audit Committee reviews and discusses with the independent auditor the responsibilities, budget and staffing of our internal audit function. It also reviews the activities, organizational structure and qualifications of those involved in our internal auditing function. Additionally, the Audit Committee reviews, at least annually, the charter of the internal audit function.

The Audit Committee also reviews with our legal counsel any legal matters that could have a significant impact on the Company’s financial statements, and reviews and has the power to approve or ratify any related party transactions.

The Audit Committee held twelve meetings during the 2013 fiscal year. Additionally, in order to foster open communication, the Audit Committee periodically meets separately with each of management, the independent auditor and the internal auditors (or other personnel responsible for the internal audit function) to discuss any matters that the Audit Committee or each of these groups believe would be appropriate to discuss privately.

Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report.”

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC and NYSE rules and regulations regarding auditor independence, the Audit Committee is responsible for the selection, appointment, scope of work, compensation, retention, oversight and termination of the Company’s independent auditor.

Under its charter, the Audit Committee is responsible for pre-approving all audit services (which may entail providing comfort letters in connection with securities underwriting). Under the charter, the Audit Committee is also responsible for pre-approving all permissible non-audit services provided by the independent auditor, except that pre-approval of minor non-audit services is not required by the Audit Committee if (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to the registered public accounting firm during the fiscal year in which the non-audit services are provided, (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services and (iii) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of directors to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

Compensation and Human Resources Committee

In 2013 our Compensation Committee consisted of Shannon Smith, Ellyn Brown, Steven Berrard, Alvaro de Molina and James Pappas, and it is currently composed of the same individuals. Mr. Smith serves as the Chairman of the Compensation Committee. The purpose of the Compensation Committee is to:

•	discharge the responsibilities of the Board of Directors with respect to the Company’s compensation programs and compensation of designated key executives of the Company and its subsidiaries; and

•

prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations of the SEC, the NYSE and any other regulatory bodies.

The Compensation Committee’s responsibilities and duties are set forth in the Compensation Committee’s Charter (which is available on the Company’s website at www.walterinvestment.com) and include, without limitation:

•	establishing and reviewing an overall compensation philosophy for the Company;

•	setting compensation for directors and designated key executives;

•	reviewing and approving corporate goals and objectives relevant to the CEO and other designated key executives;

•	reviewing and making recommendations to the Board of Directors with respect to the Company’s equity-based plans and programs, and overseeing management’s administration of those plans and programs;

•	reviewing and monitoring employee retirement, welfare and other benefit plans and programs;

•	selecting, retaining and/or replacing, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Committee; and

•	preparing, when required under applicable rules, a report on executive compensation for inclusion in the Company’s proxy statement for our Annual Meeting.

The Compensation Committee held eight meetings during the 2013 fiscal year.

Role of Compensation Consultant

The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as the Committee’s independent outside compensation consultant to provide services related to executive and non-employee director compensation. Other than assisting in such matters, Meridian did not provide any other services to the Company. The Committee’s primary objective in engaging Meridian was to obtain advice and feedback related to programs that provide competitive and appropriate compensation opportunities for our executives. During 2013 these tasks included:

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providing input to the Compensation Committee with respect to executive compensation matters in light of the Company’s business strategy, pay philosophy, prevailing market practices, stockholder interests, and relevant regulatory mandates;

•	providing advice as to the Company’s executive pay philosophy;

•	providing incentive plan design advice, for both annual and long-term incentive vehicles and other compensation and benefit programs that meet Company objectives;

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providing comprehensive competitive market studies as context for the Compensation Committee’s consideration of base salary, annual bonus opportunity, long-term incentive awards, benefits, perquisites, and severance protections for the CEO and senior management of the Company;

•	providing consulting and competitive market data on director compensation matters;

•	apprising the Compensation Committee about emerging best practices and changes in the regulatory and corporate governance environment as it relates to executive compensation; and

•	assisting with the preparation of proxy disclosures.

Meridian was not engaged by the Company to provide advice or recommendations on the amount of or form of executive and director compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, nor did any of the members of the Compensation Committee have a relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act. In addition, during the last completed fiscal year, none of our executive officers has served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

In 2013, our Nominating Committee consisted of Michael Tokarz, Ellyn Brown, and Shannon Smith, and it is presently composed of the same individuals. Mr. Tokarz serves as chairman of the Nominating Committee. The purpose of the Nominating Committee is to:

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identify individuals qualified to become Company directors and present to the Board of Directors appropriate candidates for all directorships to be filled by the Board of Directors or by the stockholders;

•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company; and

•	otherwise take a leadership role in shaping the corporate governance of the Company.

The Nominating Committee’s responsibilities and duties are set forth in the Nominating Committee’s Charter (which is available on the Company’s website at www.walterinvestment.com) and include, without limitation:

•	establishing criteria for the selection of new directors to serve on the Board of Directors;

•	identifying individuals believed to be qualified to become board members, and recommending to the Board those nominees for election as directors;

•	recommending members of the Board of Directors to serve on the committees of the Board;

•	developing and recommending to the Board of Directors a set of corporate governance principles and a Code of Conduct and Ethics;

•	recommending an executive succession plan to the Board of Directors on an as-needed basis; and

•	leading the Board and its committees in their respective annual self-evaluations.

The Nominating Committee held four meetings during the 2013 fiscal year.

Compliance Committee

In 2014, the Board of Directors approved the establishment of the Compliance Committee. The purpose of the Committee shall be to assist the Board of Directors of the Company with oversight of:

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the Company’s compliance management system, including its program for compliance with state and Federal consumer financial protection laws, rules and regulations and other laws, rules, regulations, guidance and standards governing its consumer-oriented businesses, including those governing its dealings with government-sponsored enterprises;

•	the Company’s regulatory relations and its handling of key regulatory matters;

•	the Company’s management of risks relating to ethical, reputational and regulatory matters; and

•	the performance of the Company’s compliance function.

The Compliance Committee consists of Ms. Brown, who serves as Chair of the Committee, Mr. de Molina, and Dr. Pappas. The Company’s lead director (currently Mr. Tokarz) is an ex officio member of the Compliance Committee.

CODE OF CONDUCT AND ETHICS

The Board of Directors has adopted the Code of Conduct and Ethics (the “Code of Conduct”), which applies to directors, officers and employees of the Company and its subsidiaries, including any principal executive officer, principal financial officer and principal accounting officer of the Company and any of its subsidiaries. The Company is committed to the highest standards of professional and ethical conduct, and the Code of Conduct provides guidance as to upholding these standards.

The Code of Conduct consists of basic standards of business practice as well as professional and personal conduct, including prohibitions against any conduct or transactions that might constitute a conflict of interest between the employee and the Company. The Code of Conduct requires that any action that might constitute a conflict of interest be reviewed by Company management, and potential conflicts of executive officers or members of the Board of Directors are reviewed by the Board.

Any amendments to or waivers of the Code of Conduct (to the extent applicable to the principal executive officer, principal financial officer or principal accounting officer) will be promptly disclosed by the Company on its website. A Corporate Ethics Committee is charged with monitoring, overseeing and reviewing compliance with the Code of Conduct. That committee’s members for 2014 are: Gary Tillett (Executive Vice President and Chief Financial Officer), Stuart D. Boyd (Senior Vice President, Chief Human Resources Officer and Deputy General Counsel), Jonathan F. Pedersen (Chief Legal Officer, General Counsel and Secretary), Brian Corey (Senior Vice President and Chief Compliance Officer) and Barbara Didrikson (Senior Vice President and Chief Human Resources Officer of Green Tree). In addition, the Company has established a confidential hotline by which employees and others may provide information about suspected violations of the Code of Conduct or any other alleged non-compliance with law, regulations or Company policy. Messages from the hotline are routed directly to the Company’s Deputy General Counsel, Mr. Boyd, and the Chairman of the Audit Committee, William Meurer.

The Code of Conduct and the Company’s confidential hotline number are provided to all employees at the commencement of employment as well as annually, at which time each employee is required to acknowledge, in writing, receipt and understanding of the Code of Conduct and the availability of the confidential hotline.

AVAILABILITY OF CORPORATE GOVERNANCE DOCUMENTS

The full text of the Corporate Governance Guidelines, the Code of Conduct and the charters of the Audit Committee, the Compensation Committee, the Nominating Committee and the Compliance Committee are available at the Company’s website located at www.walterinvestment.com.

MANAGEMENT

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who served as one of our NEOs in 2013 or who currently serves as one of our executive officers, but does not serve on our Board of Directors. Our executive officers are elected annually by our Board of Directors and serve at the discretion of our Board of Directors. None of our directors and/or executive officers is related to any other director and/or executive officer of the Company by blood, marriage or adoption.

Name(1)	Age	Position
Gary L. Tillett	54	Executive Vice President and Chief Financial Officer
Keith A. Anderson	52	Executive Vice President and Chief Operating Officer
Thomas J. Franco	55	President of Green Tree Servicing, LLC
Patricia Cook	61	President, DT Holdings
D. Scott Clarke	49	President of Reverse Mortgage Solutions, Inc.
Jonathan F. Pedersen	56	Chief Legal Officer, General Counsel and Secretary
Brian Corey	58	Senior Vice President and Chief Compliance Officer
Stuart Boyd	58	Senior Vice President, Chief Human Resources Officer and Deputy General Counsel
Charles E. Cauthen	54	Former Chief Financial Officer

(1)	All information set forth herein is as of March 31, 2014, except for information concerning Mr. Cauthen, who resigned his position at the Company effective as of February 28, 2014.

The principal occupation for the last five (5) years, as well as certain other biographical information, for each of our NEOs and other executive officers listed above are as follows. For the principal occupation and certain other biographical information for Messrs. Dixon and O’Brien, see “Proposal 1—Election of Directors.”

Gary L. Tillett – Executive Vice President and Chief Financial Officer. Mr. Tillett joined Walter Investment and began serving as Executive Vice President & Chief Financial Officer on March 1, 2014. Prior to joining Walter Investment, Mr. Tillett was employed by PricewaterhouseCoopers (PwC) for over 31 years. He most recently served as PwC’s partner responsible for the firm’s New York Metro Transaction Services practice. Prior to serving in the New York Metro leadership role, Mr. Tillett had responsibility for the firm’s Transaction Service practice in the Financial Services sector. Mr. Tillett advised clients on transactions involving companies in the Financial Services space, with significant recent experience in the mortgage, banking and consumer lending areas, including leading the PwC Advisory team in assisting Walter Investment with the acquisition of Green Tree in 2011. Prior to joining Transaction Services in 1998, Mr. Tillett worked in the audit practice primarily focused on public companies in the financial services industry. Mr. Tillett holds a Bachelor of Science degree in accounting from the University of Texas at Dallas, a Masters of Business Administration from the University of Manchester, and is a Certified Public Accountant.

Keith A. Anderson – Executive Vice President and Chief Operating Officer. Mr. Anderson’s more than 25-year career in financial services has included managing business strategies involving start-ups, restructuring of businesses, consolidations and growth focus. He is responsible for all operational aspects of Walter Investment’s business, including operations, financial performance, technology and legal/compliance. Since joining Green Tree in 1995, Mr. Anderson has held various positions, including President and CEO of Green Tree Servicing, Chief Financial Officer, Treasurer, Chief Accounting Officer, Chief of Staff, and President of the Commercial Finance Group of Green Tree. His background covers a variety of finance product types from consumer credit cards to first lien residential loans to commercial lending. Prior to joining Green Tree, Mr. Anderson started his career at Deloitte & Touche, spending five years as an audit supervisor, and holds a CPA.

Thomas (Tom) J. Franco – President of Green Tree Servicing LLC. Mr. Franco is an expert within the consumer credit industry with 31 years of financial industry experience with large public banks and private equity firms. Mr. Franco has been the President of Green Tree’s Servicing Business since August 2013, which includes a servicing portfolio of 2 million consumer loans, managed assets of over $200 billion of unpaid principal balance and 3,000+ direct FTE. Prior to his current position, Mr. Franco served as Executive Vice President of Green Tree’s Servicing Business from November 2007 through August 2013, and prior to that as the President of the Manufactured Housing Division and as Senior Vice President and Chief Credit Officer with oversight of the Home Equity, Bankcard, Home Improvement and Private Label Retail Cards and Consumer Finance divisions of Green Tree. Mr. Franco previously held senior positions with leading financial companies such as Banc One Corporation, Household International, ContiMortgage, and Citicorp. Mr. Franco graduated from the University of Southern Mississippi, Hattiesburg, MS, with a bachelor’s degree from the School of Professional Accounting.

Patricia Cook – President, DT Holdings. Ms. Cook has been President of DT Holdings and responsible for Walter’s Forward Originations Business, which includes Retail, Correspondent, Wholesale and Retention since January 2013. Prior to her current role, Ms. Cook was Executive Vice President of Business Development for Green Tree Servicing from 2009 to January 2013. She led business development efforts, partnering with other Green Tree senior leaders, to develop relationships that generate ongoing, repeat business for Green Tree. Prior to joining Green Tree in 2009, Ms. Cook was Executive Vice President and Chief Business Officer of Freddie Mac, where she was responsible for the Single Family, Multi Family and Investment and Capital Markets Divisions as well as the corporate functions of Mission and Business Operations. Prior to joining Freddie Mac in August of 2004, she served as Managing Director and Chief Investment Officer for Fixed Income at JP Morgan Fleming Asset Management. Prior to JP Morgan, she held similar positions at Prudential Investment Management and Fisher Francis Trees & Watts. She began her career at Salomon Brothers in Fixed Income Sales and Trading. She holds a Masters of Business Administration degree from New York University and a bachelor’s degree from Saint Mary’s College.

D. Scott Clarke – President, Reverse Mortgage Solutions. Mr. Clarke has served as President & Chief Executive Officer of Reverse Mortgage Solutions since December 2013. Mr. Clarke joined Green Tree in 2010, as Senior Vice President and was charged with running Green Tree’s Asset Receivables Management business. Prior to joining Green Tree, he served as President and CEO of Hudson and Keyse, LLC, an Asset Receivables Management firm, with responsibility for all aspects of the firm’s restructuring. With 25-plus years of experience in the residential mortgage banking and consumer lending sectors, Mr. Clarke has consistently provided measurable results in high growth and turnaround environments. He has in-depth Fortune 500 experience in addition to being a founding partner in several large scale entrepreneurial enterprises. Mr. Clarke is a Director on the boards of Royal United Mortgage LLC and the National Reverse Mortgage Lenders Association. He began his career at Household International after completing his studies at the State University of New York College at Oswego.

Jonathan F. Pedersen – Chief Legal Officer, General Counsel and Secretary. Mr. Pedersen has been the Chief Legal Officer, General Counsel and Secretary for Walter Investment since November 2013. Mr. Pedersen came to Walter with over 28 years of legal experience. Before joining Walter Investment, Mr. Pedersen was General Counsel - Asia Pacific, and Co-General Counsel for the Investment Banking Division, with Credit Suisse, where he worked from 2006 to 2013. Prior to joining Credit Suisse, Mr. Pedersen was a partner at the law firms of Kirkland & Ellis LLP, and Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Pedersen holds a Bachelor’s degree from Princeton University and a Juris Doctorate from Yale Law School.

Brian Corey – Senior Vice President and Chief Compliance Officer. Mr. Corey has served as Senior Vice President and Chief Compliance Officer for Walter Investment Management Corp. since 2013. Mr. Corey also serves as Senior Vice President, General Counsel, and Secretary for Walter Investment’s subsidiary Green Tree Servicing LLC. Mr. Corey has 27 years of consumer lending, loan servicing and banking law experience. He advises the Company on the servicing, origination, acquisition, sale and securitization of loans, and on litigation, regulatory, insurance, bankruptcy, corporate and employment matters. Prior to joining Green Tree in 1995, Mr. Corey was a Vice President and assistant general counsel at ITT Consumer Financial Corporation. He was in private practice in Minneapolis before joining ITT in 1986. Mr. Corey is a member of the American Bar Association’s Consumer Financial Services Committee and the Governing Committee of The Conference on Consumer Finance Law. He graduated cum laude from the William Mitchell College of Law, St. Paul, Minn., and earned an undergraduate degree in physiology from the University of Minnesota, Twin Cities.

Stuart Boyd – Senior Vice President, Chief Human Resources Officer and Deputy General Counsel. Mr. Boyd has served as Senior Vice President, Chief Human Resources Officer and Deputy General Counsel since November 2013 and previously served as Vice President, General Counsel and Secretary since joining the Company in April 2009. Mr. Boyd previously spent seventeen years at Key Safety Systems, Inc. (formerly Breed Technologies, Inc.), during the last seven years of which he served as Senior Vice President, Legal, General Counsel and Secretary. Prior thereto he spent nine years in private legal practice. Mr. Boyd holds a Bachelor of Arts degree from Dartmouth College and a Juris Doctorate from the University of Miami School of Law.

Charles E. Cauthen – Former Executive Vice President and Chief Financial Officer. Mr. Cauthen served as Chief Operating Officer and Chief Financial Officer of Walter Investment from September 2011 through February 2014. Mr. Cauthen previously served as the President and Chief Operating Officer of the Company from April 2009 to September 2011, and from November of 2006 to April 2009 he served as President of Walter Mortgage Company (“WMC”), and as the Chief Financial Officer of JWH Holding Company, the parent company of WMC; both of which were subsidiaries of the Company’s former parent company. Prior thereto, he served as President of Jim Walter Homes (“JWH”) since August 2005, Chief Operating Officer of JWH since February 2005 and Senior Vice President and Controller of Walter Energy since November 2000. Prior thereto, he was Senior Vice President and Chief Financial Officer — Consumer Products Group, Bank of America, from 1999 to November 2000.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation program is designed to attract, motivate and retain the executives who lead our business, and to align their interests with the long-term interests of our stockholders. Our fiscal year 2013 NEOs are: Mark O’Brien, Chairman and Chief Executive Officer; Denmar Dixon, Vice Chairman and Chief Investment Officer; Charles Cauthen, our Chief Financial Officer during fiscal year 2013 and through February 2014; Keith Anderson, Executive Vice President and Chief Operating Officer and Thomas Franco, President of Green Tree Servicing LLC (“Green Tree”).

The following Compensation Discussion and Analysis (“CD&A”) describes the material elements of the compensation programs offered to our NEOs. The Compensation Committee of the Board, which is comprised solely of independent directors, is responsible for the administration of our compensation plans, policies and programs and, with the confirmation of the Board of Directors, for all decisions relating to the compensation of our principal executive officer, principal financial officer and our other NEOs. The Compensation Committee administers the compensation paid to our NEOs in order to ensure that it is consistent with our overall philosophy on compensation, as well as market practices, and is empowered to obtain the advice of an independent compensation consultant and independent outside counsel to assist the Committee in carrying out its duties. This CD&A is intended to provide the Company’s stockholders with insight into the considerations that the Compensation Committee and the Board have used and will use in establishing the Company’s compensation philosophy, overseeing the policies that result from that philosophy, and making decisions with respect to those policies, including changes to the policies when warranted. In summary:

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We believe in “pay-for-performance.” In support of this philosophy we link components of our annual incentive compensation to the achievement of measureable performance goals. Simply put, if performance goals are achieved or exceeded, our executives’ annual compensation reflects this success. If the goals are not achieved, short-term incentives are reduced or eliminated, absent extraordinary circumstances. In addition, we provide long-term, equity based compensation in the form of grants of equity which tie our executives’ returns to the performance of our stock, which, in turn, focuses our executives on long-term strategic goals and sustainable growth. This has the added benefit of aligning the interests of our executives with those of our stockholders.

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Our executive compensation program is designed to attract, motivate and retain top quality senior executives and to align the interests of these executives with those of our stockholders. We benchmark the compensation of our NEOs against published compensation survey data, a peer group composed of twenty-four companies that are similar in size and revenues to Walter Investment, as well as other relevant companies, and evaluate the results as a part of constructing our executive compensation program.

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We believe that it is in the best interests of our stockholders for our directors and executive officers to own Walter Investment stock and consistent with this philosophy we require our directors to own five times their annual cash retainer in Company equity, our CEO to own six times his base salary in Company equity, and other NEOs to own two and one-half times his or her base salary in Company equity.

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Our stockholders are provided the opportunity to submit an advisory vote on the compensation of our NEOs (the “say-on-pay” vote) on an annual basis. At our 2013 Annual Meeting of Stockholders, over 94% of the votes present and entitled to vote on the matter were cast in favor of the compensation of the NEOs for 2012. The Compensation Committee has, and will continue to consider, these voting results, and our stockholders’ sentiments generally, as it formulates and implements an executive compensation program designed to drive corporate performance and to align the long-term interests of our executive officers with those of our stockholders.

2013 Performance Results

In 2013 Walter Investment continued to execute on opportunities to promote our primary strategic goal of growing the Company into a sustainable, national participant in the mortgage servicing sector by focusing on our core competencies and strategic relationships in servicing residential mortgage assets and the expansion of our product portfolio into the reverse mortgage and loan originations sectors. In the first quarter of 2013, we closed on several large mortgage servicing rights purchases along with several significant business platforms, including the ResCap originations platform. Throughout the rest of 2013 we successfully integrated these acquisitions, becoming among Fannie Mae’s top HARP lenders since mid-2013 and also becoming a leading issuer of reverse mortgage securities. We also took several important steps to enhance our balance sheet.

Highlights and Important Milestones

•	Nearly tripled total revenues, which grew from $624 million to $1,802 million in 2013.

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Boarded over one million forward and reverse loans in 2013, doubling our portfolio from approximately one million to over two million loans and increasing the unpaid principal balance (“UPB”) of our portfolio from under $100 billion to over $200 billion.

•	Modified loans for over 35,000 customers, helping many families to weather difficult economic conditions.

•	Launched our originations platform in the first quarter of 2013, funding more than 63,000 HARP loans during the course of the year.

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Diversified our capital structure through the issuance of $575 million principal amount of senior unsecured notes and refinanced our $1.5 billion term loan at a reduced rate and with less restrictive covenants when compared to the previous term loan.

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Continued to provide consistently strong performance to our clients, as evidenced by our being awarded a Four STAR rating from Fannie Mae and receiving upgrades or reaffirmations of our servicer ratings from Standard & Poor’s, Moody’s and Fitch.

Core Growth

During the first quarter of 2013 we closed on a $42 billion (UPB) servicing portfolio of Fannie Mae mortgage servicing rights and other intangibles acquired from Residential Capital (“ResCap”) and an $84 billion (UPB) servicing portfolio from Bank of America (“BofA”). Throughout 2013 we successfully boarded these loans and integrated the related businesses into our existing Green Tree organization, thus significantly expanding the scale, complexity and profitability of our servicing business during the year.

Sustained Performance

While growth is important to Walter Investment, our number one priority is always to maintain our high standards of performance. Moreover, we could not have executed the MSR acquisitions that we did without our clients’ approval of these transactions. We were once again awarded a Four STAR rating from Fannie Mae, their highest servicer rating and we received upgrades or reaffirmations of our servicer ratings from Standard & Poor’s, Moody’s and Fitch.

Expansion of Originations and Servicing Capabilities

To bolster our capacity to service these newly acquired volumes of business, as well as to extend our platform capabilities to Freddie Mac, Ginnie Mae and lower cost prime products, we acquired the residential mortgage servicing platform and other servicing-related assets of MetLife Bank. This acquisition brought us an experienced management team, 400 additional employees, and technology that historically serviced up to $125 billion of UPB ($75 billion at December 31, 2012) of agency products.

Originations

To better enable us to sustain the acquired volumes and recover our investment in the other intangibles acquired from ResCap and BofA, we also purchased ResCap’s originations and capital markets platforms consisting of approximately 800 experienced employees (now up to over 1,400 employees) and related technology. We launched our originations business in the first quarter of 2013, building on the breadth, depth and scale of the ResCap mortgage originations and capital markets platform. During 2013, the originations business focused on retention and recapture opportunities created by the government-sponsored HARP program, and we funded $9.3 billion of retention and an additional $6.6 billion of new loan originations. Our originations segment earned revenues of $630 million and income before taxes of $263 million in 2013 as compared to revenues of $6 million and a loss before taxes of $2 million in 2012. During 2013, we also took steps to build our capabilities in the correspondent lending and consumer retail channels, laying the groundwork for the expected introduction in 2014 of the “Ditech” brand for our originations business.

Reverse

Fiscal year 2013 was the first full year of operations for our reverse mortgage segment. That business was launched in November 2012, when we acquired Reverse Mortgage Solutions (“RMS”), which positioned us as a full service provider in the reverse mortgage sector, with a complete suite of servicing, loan origination and securitization capability. We further expanded our capabilities at the end of December 2012 by acquiring Security One Lending (“S1L”), a retail and wholesale reverse mortgage originator. The reverse mortgage segment grew more than ten-fold in 2013, with revenues growing from $14 million in 2012 to $168 million in 2013. At the end of the year, the combined RMS and S1L was the leading Ginnie Mae issuer of reverse mortgages.

Financial Structure

Our acquisition of the ResCap and BofA assets required total cash payments of nearly $1 billion. We funded these acquisitions primarily with the proceeds of our $276 million public offering of common stock in October 2012 and by refinancing and increasing our 2012 term loan to $1.5 billion. We also arranged advance financing facilities to fund, in part, the servicer advances that we acquired through the ResCap and BofA acquisitions. In December 2013, with a view to continue to optimize our capital structure, we refinanced our 2012 term loan, replacing it with:

•	A $1.5 billion facility maturing in 2020 along with a $125 million revolver, and

•	A $575 million issue of unsecured senior notes, maturing in 2021 – our debut bond offering.

We believe that through these refinancings, we now have a covenant structure that provides significantly greater flexibility to us than we had under our prior financing arrangements.

Conclusion

The Compensation Committee believes that these results are a reflection of the efforts of Company management in 2013 to increase stockholder value by:

•	developing a strategy that achieved corporate growth and sustainability objectives;

•	pursuing that strategy by seeking out and seizing upon opportunities in the market, in particular, the enhancement and diversification of our originations and servicing capabilities;

•	executing operationally through the successful integration of a significant volume of acquired assets and the start-up of a first-class originations platform;

•	all while prudently managing our balance sheet and liquidity position; and

•	continuing to deliver a high level of performance in our core servicing business.

Stockholders are directed to the Company’s Current Report on Form 10-K, and in particular the section entitled “Management Discussion and Analysis of Results of Operations and Financial Conditions,” for a complete review of our corporate performance in 2013.

Compensation Philosophy and Objectives

We, through our executive compensation programs, seek to attract, motivate and retain top quality senior executives who are committed to our core values of excellence and integrity. The Compensation Committee’s philosophy seeks to closely align our compensation programs with the achievement of performance goals designed to drive our financial success, organizational development, and the creation of stockholder value.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to:

•	attract, retain and motivate a highly-skilled senior executive team that will contribute to the successful performance of the Company;

•	align the interests of the senior executive team with the interests of our stockholders by motivating executives to increase long-term stockholder value;

•	provide compensation opportunities that are competitive within industry standards, thereby reflecting the value of the position in the marketplace;

•	support a culture committed to paying for performance where compensation is commensurate with the level of performance achieved; and

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maintain sufficient flexibility and discretion to allow us to recognize and act with regard to the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics.

The Compensation Committee believes that it is important to create compensation programs that appropriately balance short-term, cash-based compensation with long-term, equity-based compensation. Our executive compensation program includes the following primary components:

•	base salaries paid in cash that recognize the unique role and responsibilities of a position, as well as an individual’s performance in that role;

•	performance-based annual cash and/or equity awards that are intended to motivate and reward our short-term financial and operational performance, as well as to recognize individual performance;

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long-term equity-based awards that are designed to support the objective of aligning the interests of executive officers with those of our stockholders, promoting long-term performance and value creation, retaining executive officers, and mitigating against long-term risk for short-term gain; and

•	stock ownership requirements for our directors and NEOs.

The Compensation Committee is committed to the ongoing review and evaluation of executive compensation levels and programs. It is the Compensation Committee’s view that compensation decisions are complex and best made in the context of deliberate review of Company and individual performance, as well as industry and peer group compensation levels and stockholder feedback provided through our annual say-on-pay vote. Consistent with this view, the Compensation Committee assesses, at least annually, our performance within the context of the industry’s overall performance and internal performance standards, and also evaluates individual executive officer performance relative to the performance expectations for his or her respective position and role within the Company. In addition, from time to time, the Compensation Committee benchmarks the total compensation provided to our executive officers to industry and peer group based compensation practices. While the Compensation Committee’s goal is to provide compensation opportunities that reflect Company and individual performance, and that are competitive within industry standards, a specific target market position for executive officer pay levels has not been established. The Committee has and will continue to consider the result of the advisory vote on executive compensation and stockholder sentiments generally as it formulates and implements an executive compensation program designed to align the long-term interests of our executive officers with those of our stockholders.

Compensation Risk Considerations

The Compensation Committee monitors the risks and rewards associated with our compensation programs and endeavors to fashion programs that do not create risk-taking incentives that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee designs our compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of the compensation intended to drive performance. We believe that our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long-term. With respect to the primary elements of our 2013 compensation programs, we employed a number of practices to help mitigate the incentive to take on unnecessary risk, including:

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Annual base salaries for all employees, including our NEOs, are fixed in amount and determined in advance. NEO annual base salaries are recommended by the Compensation Committee and approved by the full Board of Directors. The Company believes that the base salaries of our executive officers, reviewed against the base salaries of similarly situated executives at peer group companies, are a sufficient component of total compensation both to encourage loyalty and to discourage excessive risk taking.

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While annual cash and/or equity incentive targets are contractual for most of our NEOs, the actual payout is tied to the achievement of personal and/or corporate performance goals that are objectively determined and approved in advance by the Compensation Committee. To the extent that performance goals are not met, payouts are reduced against target, with the failure to meet a minimum threshold resulting in the payment of no incentive compensation, except in certain extraordinary circumstances. The maximum incentive compensation that any NEO can receive is capped, thus discouraging excessive short-term risk.

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Long-term incentive (“LTI”) compensation is determined and approved in advance by the Compensation Committee and the Board. LTI typically consists of equity awards that vest over time and may be subject to performance requirements. Long-term incentives awarded in 2013 are exercisable after three years of service (referred to as “cliff” vesting). The vesting period and performance requirements encourage loyalty and help mitigate the incentive to take on unnecessary short-term risks which might jeopardize long-term rewards.

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We have established stock ownership guidelines for our directors and NEOs in order to ensure that management is personally invested in the long-term performance of our business. This “skin in the game” further mitigates the incentive to take on unnecessary risks.

•	In 2013, our Board of Directors approved an anti-hedging policy to ensure that personal interests relating to the stock holdings of employees do not conflict with their duties to the Company.

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Additionally, in furtherance of its objective to mitigate compensation risk, our Board, upon the recommendation of the Compensation Committee, resolved that the Company is in full compliance with all statutory requirements regarding claw-backs under both the Sarbanes-Oxley Act and the Dodd-Frank Act. Consistent with the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced previously paid incentive compensation, the Company can recoup the amount of improper payments made to our Chief Executive Officer and Chief Financial Officer. In addition, under the Dodd-Frank Act, in the event of a violation thereunder, the Company can recoup the amount of improper payments from executive officers. The Company’s Dodd-Frank claw-back policy will be further refined once the SEC issues new rules regarding claw-back requirements under this statute.

We believe that by balancing compensation between equity and cash we can effectively mitigate the incentive to take on excessive short and long-term risk. As shown in the charts below, total compensation paid to our CEO in 2013 was weighted approximately 41% towards cash and 59% towards equity, while total compensation paid to our NEOs other than our CEO in 2013 was weighted approximately 55% towards cash and 45% towards equity.

Further mitigation of risk occurs by weighting our executive compensation substantially towards performance-based compensation as opposed to fixed salary. As can be seen by the following chart, in the case of both our CEO and our other NEOs as a group, between 82% and 85% of the compensation awarded in 2013 was variable, based on performance, while the balance was fixed in the form of base salary.

Say-on Pay and Say-on-Frequency Results

The Company conducts an advisory vote of stockholders on the executive compensation of the NEOs at each annual meeting of stockholders. The Compensation Committee considered the result of the 2013 advisory, non-binding say-on-pay vote in connection with the discharge of its responsibilities. Because a substantial majority of our stockholders (over 94% of votes cast) approved the 2012 compensation programs described in our 2013 proxy statement, the Compensation Committee has not implemented changes to our compensation programs specifically as a result of the vote. Nonetheless, in an effort to continually improve our compensation practices, certain changes, which are described in detail in this CD&A, were made during 2013. In particular, the Compensation Committee (i) determined that for 2013, the achievement of corporate goals should be based on both pro forma adjusted earnings before interest, taxes, depreciation and amortization (“Pro Forma Adjusted EBITDA”) and pre-tax income (“PTI”), rather than on a single performance metric, and (ii) provided for an enhanced bonus pool to provide added incentives to achieve levels of performance at target and higher for 2013 in consideration of the significant growth in business activity as compared to 2012.

Named Executive Officers

The NEOs of the Company are our principal executive officer, principal financial officer and the next three most highly compensated executive officers as of December 31, 2013. The names, ages, and positions of our NEOs are:

Name	Age	Officers’ Positions with the Company
Mark J. O’Brien	71	Chairman and Chief Executive Officer
Charles E. Cauthen	55	Former Executive Vice President and Chief Financial Officer(1)
Denmar J. Dixon	51	Vice Chairman and Chief Investment Officer
Keith A. Anderson	52	Executive Vice President and Chief Operating Officer
Thomas J. Franco	55	President of Green Tree Servicing LLC
(1)	Mr. Cauthen resigned his position at the Company effective as of February 28, 2014.

Setting Executive Compensation

The compensation programs and policies applicable to our NEOs and other executive management are reviewed annually by the Compensation Committee. This review seeks to ensure that our executive compensation programs and policies (i) are competitive in order to both retain and attract the highest quality executives, (ii) are aligned with our financial performance and, accordingly, the creation of stockholder value, and (iii) reflect current practices in the marketplace and best corporate governance practices. In conducting this review, the Compensation Committee examines all components of our compensation programs offered to the NEOs, including, among other elements of compensation, base salary, short-term and long-term incentive compensation, and the dollar value and cost of all perquisites and other personal benefits. As one aspect of its review, the Compensation Committee, with the assistance of Meridian, compares our compensation practices with those of a peer group of companies with characteristics similar to our own and other comparable corporate measures. Our 2014 peer group is set forth in the table below.

2014 Peer Group(1)
Alliance Data Systems Corporation	Altisource Portfolio Solutions S.A.	Astoria Financial Corporation
Convergys Corporation	Corelogic, Inc.	Equifax, Inc.
Exiservice Holdings, Inc.	Fidelity National Information Services, Inc.	Fiserv, Inc.
Heartland Payment Systems, Inc.	Lender Processing Services	MGIC Investment Corp.
MoneyGram International, Inc.	Moody’s Corporation	Neustar, Inc.
Ocwen Financial Corp.	Paychex Inc.	PHH Corp.
Portfolio Recovery Associates, Inc.	Radian Group, Inc.	Syntel, Inc.
TFS Financial Corp.	Total System Services Inc.	Wright Express Corp.

(1)	The peer group is evaluated periodically and revised, if appropriate, to reflect organizational and business changes within the Company, the peer group or any company within the peer group.

The NEOs’ compensation is based on the analysis and findings of a comprehensive review of the practices of our peer group, Meridian’s recommendations, and the corporate goals of the Company as specified by the Board of Directors. The Compensation Committee will, on an ongoing basis, continue to examine and assess our executive compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices and total stockholder returns, and will make modifications to the compensation programs, as deemed appropriate.

Additional information with respect to our employment contracts with NEOs and the severance plan to which Mr. Franco is a party can be found under “Employment Agreements, Change-in-Control Protections, and Post-Termination Pay” in this Executive Compensation section of this Proxy Statement.

Role of Executive Officers in Compensation Decisions

Decisions regarding the recommended compensation of Messrs. Cauthen, Dixon, Anderson and Franco were made by the Compensation Committee after consultation with Mr. O’Brien, the Company’s CEO. Decisions as to the recommended compensation of Mr. O’Brien are made independently by the Compensation Committee. With regard to the compensation of all NEOs, the Compensation Committee consults with Meridian with respect to peer group parameters, analyzes Company and individual performance metrics as detailed elsewhere in this Proxy Statement (see “Elements of Executive Compensation” below), and makes compensation recommendations to the full Board of Directors for its discussion and approval.

Elements of Executive Compensation

The key elements of our executive compensation program are:

•	Base salary;

•	Short term incentive;

•	Long-term incentive;

•	Perquisites and other benefits.

Base Salary

The Compensation Committee believes that it is necessary to provide a competitive base salary to senior executive officers in order to provide a level of security that will promote stability and facilitate the implementation of the Company’s business plan and the promotion of its core values. Base salaries reflect each executive’s level of responsibility, prior experience and breadth of knowledge, as well as external pay practices. The salary of each NEO (with the exception of Mr. Franco) was contractually agreed upon, and is subject to annual increase (but not decrease) by our Compensation Committee. The Compensation Committee believes that the annual base salary paid in 2013 to each of the NEOs appropriately reflects the scope of the role and responsibilities of the applicable position, individual performance and experience, and competitive market forces.

For 2013, the Compensation Committee considered the various components of the Company’s compensation package as a whole, as well as the Company’s business needs, and determined that no annual base salary increases would be granted to our NEOs or any of our executive management.

The base salaries for the NEOs as of December 31, 2013 are set forth in the following table:

Named Executive Officer	2013 Base Salary ($)
Mark J. O’Brien	575,000
Charles E. Cauthen	430,000
Denmar J. Dixon	428,000
Thomas J. Franco	333,000
Keith A. Anderson	430,000

Additional details on the NEOs’ base salaries and other contractual terms and conditions of employment or severance can be found in this Proxy Statement under the heading “Employment and Severance Agreements, Change-in-Control Protections, and Post-Termination Pay.”

Short-Term Incentive Compensation

Short-term, annual incentive compensation provides executive officers, including our NEOs and other key employees, the opportunity to earn cash or other compensation upon the achievement of specific, pre-established, measureable corporate performance and individual goals. The Compensation Committee believes that annual incentives motivate and provide focus on the achievement of short-term financial, strategic and individual performance goals, which ultimately lead to favorable long-term operating results and contribute to the overall value of the Company. Short-term incentive compensation for our NEOs is performance-based, with 75% tied to pre-established corporate and business unit targets and 25% tied to pre-established individual goals for each executive. In addition, the Compensation Committee may award executive compensation on a discretionary basis when it believes that the Company benefited from an executive’s performance in ways that are not reflected in the performance-based components of the incentive.

2013 Management Incentive Plan

All of our NEOs were included as participants in our 2013 Management Incentive Plan (the “2013 MIP”) (a) as an incentive and reward for leading the Company in achieving specific, pre-established corporate and individual performance goals, (b) because it is considered an important component of a competitive executive pay package, and (c) to align our NEOs with the rest of executive management (internal pay equity).

•

Payout Components. Total payout for all NEOs is based on achievements relative to a corporate performance goal, an individual performance goal and, in the case of Mr. Franco only, a business unit goal.

•

Corporate Performance Goal/Metrics. For 2013, performance at both the corporate and business unit levels was assessed against two metrics, (i) corporate/business unit pre-tax income (“PTI”) and (ii) corporate/business unit Pro Forma Adjusted EBITDA. Our Compensation Committee believes that the dual metrics of PTI and Pro Forma Adjusted EBITDA align management with stockholders’ interests while at the same time focusing management on the Company’s core operating profitability. Both PTI and Pro Forma Adjusted EBITDA are permitted measures under the 2011 Omnibus Incentive Plan.

PTI is calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and, as a performance metric, measures our profitability for our stockholders. The Compensation Committee believed that, as a result of our significant acquisitions in 2011 and 2012, it was important to focus management on effectively running the business in 2013, and PTI best reflects the impact of revenue growth, expense control and capital costs on the success of our business.

Pro Forma Adjusted EBITDA excludes the impact of fair value option accounting and includes cash gains for reverse mortgage origination activities. Pro Forma Adjusted EBITDA may also include other adjustments, as applicable, based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance. A reconciliation of the Company’s Adjusted EBITDA to its consolidated income before taxes, the comparable U.S. GAAP financial metric, is provided in the Non-GAAP Financial Measurements and Business Segment Results sections in our Annual Report on Form 10-K for the year ended December 31, 2013. The Compensation Committee believes that the use of Pro Forma Adjusted EBITDA strengthens the link between the Company’s performance and the amount of incentive earned by enhancing the objectivity of the compensation process and eliminating any undesired effects of financing, structure, tax strategies and depreciation and amortization policies and by focusing on the Company’s core operating profitability.

•

Individual Goals. All participants in the 2013 MIP established three to five goals, which were approved by their manager. The individual goal component payout was dependent upon individual performance related to those goals, rather than PTI and Pro Forma Adjusted EBITDA.

•

Performance Against Goals. Pursuant to the 2013 MIP, achievement of both the corporate and individual performance criteria accorded the participant 100% of the participant’s targeted bonus amount attributed to the corporate performance target. Should either component exceed the maximum, the payout is capped at the maximum amount. If the pre-established minimum threshold was not achieved for the corporate performance component of the bonus, then no short-term incentive would be paid for that component of the bonus. Except for Mr. Anderson, the maximum payout that any NEO could receive was capped at 200% of each participant’s target bonus. The maximum payout that Mr. Anderson could receive was 300% of his target bonus.

•

Weighting. For 2013, PTI comprised 75%, and Pro Forma Adjusted EBITDA comprised 25% of our NEOs’ (other than Mr. Franco) corporate performance goals, as further described below. As the President of our Servicing group, Mr. Franco’s goals included, in addition to corporate and personal components, a business unit component. Mr. Franco’s total incentive package was allocated as follows: 25% to the corporate performance component in the same proportions as our other NEOs (75% PTI and 25% Pro Forma Adjusted EBITDA), 25% to the personal component and 50% to the business unit component (75% of which is allocated to business unit PTI and 25% of which is allocated to business unit Pro Forma Adjusted EBITDA).

•

Enhanced Bonus. In consideration of the significant growth in business activity as compared to 2012, the Compensation Committee determined to provide for an enhanced bonus pool of $3,417,000 to reward levels of performance at target and higher for 2013. If performance reached the target threshold, additional payments could be, at the discretion of the Compensation Committee, made from the enhanced bonus pool.

2013 MIP Determinations

Within 90 days of the completion of the 2013 fiscal year, the Compensation Committee met to evaluate management’s performance in 2013 against the pre-established goals. The Compensation Committee considered the fact that, subsequent to establishing the 2013 PTI and Pro Forma Adjusted EBITDA goals, the Company changed the methodology by which it accounts for mortgage servicing rights and for the ending pipeline derivative value for locked, but unfunded loans. As a result of this change in methodology, the Company’s reported PTI and Pro Forma Adjusted EBITDA no longer corresponded to the targets originally established in the first quarter of 2013. In order to have a valid comparison of actual performance to the pre-determined targets, and also to prevent an unintended enlargement of the benefits to be earned under the plan (as would have been the case had the targets been left unchanged) the Compensation Committee adjusted the targets as follows: the corporate PTI target was increased from $165 million to $355.8 million and the Pro Forma Adjusted EBITDA target was adjusted from $697.5 million to $747.2 million. Actual results for 2013 were equal to PTI of $412.8 million and Pro Forma Adjusted EBITDA of $691.7 million. The payout for Pro Forma Adjusted EBITDA was made at 75.2% of target, and after taking into consideration a number of factors, the Compensation Committee exercised its negative discretion and reduced the payout for corporate PTI to target, or a 100% payout.

The Compensation Committee also determined that the following individual goals were achieved at the levels shown in the table below: for Mr. O’Brien, goals relating to strategy and stockholder value, operational performance, including compliance, and organizational development; for Mr. Dixon, goals relating to strategy and stockholder value, risk management and operational performance; and for Mr. Anderson, goals relating to achievement of the Company’s 2013 business plan, growth projections, management and control of the business and execution of strategic plans.

Notwithstanding the fact that Company performance exceeded the pre-established thresholds, which level of performance would have permitted the payment of a portion of the enhanced bonus, the Compensation Committee exercised its discretion to not award the enhanced bonus component of the 2013 MIP.

The 2013 target and actual short-term incentive plan payout for our NEOs is set forth in the following table.

NEO	Incentive Components as a % of Target	Target ($)	% of Target Paid	Actual Payout ($)(2)	Enhanced Bonus Target ($)	Enhanced Bonus Paid ($)	Total Short Term Incentive Comp. ($)
Mark J. O’Brien	75% Corp. 25% Pers.	862,500 287,500	94 66	809,025 190,975	358,442	0	1,000,000
Charles E. Cauthen(1)	75% Corp. 25% Pers.	351,525 117,175	N/A	N/A	146,088	0	468,700	(1)
Denmar J. Dixon	75% Corp. 25% Pers.	349,890 116,630	94 126	328,197 146,803	145,409	0	475,000
Thomas J. Franco	25% Corp. 25% Pers. 50% Business Unit	166,500 166,500 333,000	94 100 133	156,177 166,500 441,225	207,584	0	763,902
Keith A. Anderson	75% Corp. 25% Pers.	645,000 215,000	94 91	605,010 194,990	268,052	0	800,000

(1)	Pursuant to the Separation Agreement dated October 1, 2013, between Mr. Cauthen and the Company, related to Mr. Cauthen’s departure on February 28, 2014, Mr. Cauthen is only eligible to receive his target bonus ($468,700), and is not eligible to receive payments pursuant to the 2013 Enhanced Bonus Target.

(2)	Such amounts were paid entirely in the form of cash.

Long-Term Incentive Awards

The Compensation Committee believes that equity-based incentives that vest over time are an important and effective means of promoting loyalty and motivating and rewarding long-term Company performance and value creation. The award of long-term stock options and RSUs focuses executives and other participants on the creation of stockholder value over time, aligns the interests of management with those of stockholders, and encourages equity ownership in the Company. Long-term incentives also discourage long-term risks over short-term gains and thus serve as a hedge against maximizing short-term, non-equity incentive. Named executive officers, as well as certain other Company executives, are eligible to receive annual, long-term incentive awards consisting of stock options, RSUs and/or other forms of equity or their equivalents under the Company’s 2011 Omnibus Incentive Plan. Dividend equivalents may be paid on both RSUs and options at the discretion of the Compensation Committee. Historically, the Compensation Committee has paid dividend equivalents on RSUs, but not on stock options.

Stock Options

Stock options align management with stockholders who are seeking stock value appreciation. Stock options are granted at an option exercise price equal to the fair market value of the Company’s common stock on the date of the grant (determined as the average of the high and low selling prices of the Company’s stock on the grant date). Accordingly, stock options have value to the recipient only if the stock price appreciates in value from the date that the options are granted.

Restricted Stock Units

RSUs, which typically pay dividend equivalents, align management with stockholders who value the payment of dividends since the executives receive no more or less than stockholders until such time as the restrictions on the RSUs lapse and the RSUs are exchanged for shares of Company stock. RSUs typically settle (i.e., are converted into shares) over time which, like stock options, promotes retention of our executives, and discourages the taking of long-term risks over short-term gains.

2013 Long-Term Equity Awards

On April 3, 2013, the Compensation Committee granted the 2013 regular cycle grant of long-term equity awards in the form of options to purchase Company stock. The awards were based on a dollar value that is converted to a number of shares using the Black Scholes model. The awards had an option price of $33.59, the average of the high and low price of our common stock on the grant date, and have a three-year cliff vesting from the grant date in order to provide a strong retentive effect. The maximum life of the options is ten years.

The following table shows the long-term equity awards to our NEOs in 2013:

NEO	No. of Stock Options	Established Dollar Value of Stock Options(1)
Mark J. O’Brien	168,128	2,515,000
Charles E. Cauthen(2)	58,479	1,147,000
Denmar J. Dixon	81,140	1,214,000
Thomas J. Franco	36,184	541,000
Keith A. Anderson	43,859	656,000

(1)	The awards shown in this column reflect long-term incentive awards of options to purchase Company stock. The awards were established in dollars with the number of options being determined utilizing the fair value at the date of the grant calculated in accordance with FASB ASC Topic 718. The values set forth in this column were computed using the Black Scholes pricing model. For a discussion of the assumptions used by the Company to calculate the values of the stock and stock option awards see Note 19, “Share-Based Compensation Plans” of the Notes to Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	Mr. Cauthen resigned his position at the Company effective as of February 28, 2014. As further described under “Employment and Severance Agreements, Change in Control Protections and Post Termination Pay,” the Separation Agreement permits Mr. Cauthen to retain the 58,479 options that were granted on April 3, 2013. Such options will first become exercisable on April 3, 2016 and will expire on April 3, 2023.

Stock Ownership Guidelines

In order to ensure the alignment of those leading our Company with its stockholders, stock ownership guidelines for our directors and executive management require that our (a) independent directors maintain a vested equity value in the Company equal to five times their annual cash retainer, (b) CEO maintain a vested equity value in the Company equal to six times the CEO’s base salary, and (c) that our other NEOs maintain a vested equity value equal to two and one-half times their base salaries. Each of our directors, except Mr. de Molina and Dr. Pappas, who joined our Board in 2012, and each of our NEOs, except Messrs. Anderson and Franco who joined the Company in 2011, have vested equity interests in the Company which currently exceed our ownership guidelines. Those who have not currently met the applicable ownership guidelines have five years from the date that they became a director or NEO, as the case may be, to achieve their respective levels of ownership interest.

Anti-Hedging Policy

Under our anti-hedging policy, officers, directors and employees are prohibited from entering into hedging or monetization transactions involving the securities of the Company and may not trade in puts or calls or engage in short sales with respect to the securities of the Company.

Perquisites and Other Benefits

Limited Perquisites

Currently, the Company’s practice is to provide limited perquisites and other benefits to the NEOs. The perquisites, which consist of auto allowances for the NEOs (excluding Messrs. Anderson and Franco), plus other limited perquisites, are detailed in the “All Other Compensation” table, below. Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other employees (“Welfare Benefit Plans”). Mr. O’Brien also receives a life insurance policy pursuant to his contract, the premium for which is paid for by the Company. These perquisites are considered to be reasonable and consistent with those offered by other companies that might compete with us for executive talent.

Retirement Savings

The NEOs participate in a tax-qualified 401(k) savings plan along with other eligible employees of the Company. The plans described below are participant-directed plans in which a participating employee may contribute a portion of his or her salary on a pre-tax basis up to a maximum set by the Internal Revenue Service. The Company amended and restated the WIMC Retirement Savings Plan (“WIMC RSP”) effective January 1, 2013, and at that time merged the Green Tree and Marix Plans into the WIMC RSP. The amended Plan is a defined contribution plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). Employees may make pre-tax contributions into the Plan. Highly Compensated Employees (“HCE’s) are limited to making a 6% of eligible compensation contribution to the Plan. The employer match under the newly designed plan is 50% of the employee’s contribution up to 6% of eligible compensation. The employer match has a four-year vesting schedule – 25% vested after one year, 50% vested after two years, 75% vested after three years, and 100% vested after four years. Upon termination, the benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Contributions made on behalf of the NEOs for the fiscal year ended December 31, 2013, are included in the Summary Compensation Table under the column entitled “All Other Compensation” and the related footnote.

Employment Agreements

In order to promote stability and continuity in senior leadership, the Company has entered into employment agreements with each of the NEOs except Mr. Franco, who is a party to a severance plan described further under “Employment and Severance Agreements, Change in Control Protections and Post Termination Pay” in this Executive Compensation section of this Proxy Statement. These contracts provide for severance benefits to be paid in order to encourage NEOs to focus on their duties without concern for the consequences of certain events that may be beyond their control. Contractual severance benefits are to be paid in the events of: (a) death, disability or retirement (generally, payment of all unpaid salary to date, unused earned vacation, pro rata bonus for the year of termination, and, subject to the terms of particular awards, the vesting of unvested equity); (b) the termination of the NEO for other than cause (generally, the same payments as described in (a) above, except that unvested equity does not automatically vest), plus salary, benefits and benefits continuation for 18 months for Messrs. O’Brien and Dixon, and 12 months for Messrs. Anderson and Franco; or (c) termination by the NEO as a result of constructive termination (generally, the same as for termination without cause, except that unvested equity will vest). A more detailed description of NEO severance benefits is provided in the “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” portion of this Executive Compensation section.

The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to Named Executive Officers in light of market practices and within the context of the total compensation program.

Tax and Accounting Implications of Executive Compensation

Section 162(m) (“Section 162(m)”) of the Code, places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to compensation paid to the Chief Executive Officer and President and each of the three other highest-paid NEOs, other than the CFO, unless such compensation is performance-based as described in Section 162(m) and the related regulations. We may from time to time pay compensation to our senior officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plan.

Although we generally have attempted to structure executive compensation so as to preserve deductibility, we also believe that there may be circumstances in which our interests are best served by maintaining flexibility in the manner in which compensation is provided, even if that might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes, the accounting rules pursuant to ASC Topic 718 require that the portion of the tax benefit in excess of the financial compensation cost be recorded as paid-in-capital.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the “Compensation Discussion and Analysis” for 2013 with management of the Company. Based on that review and discussion, we recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s proxy statement for the 2014 annual meeting of stockholders, and also incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

MEMBERS OF THE COMPENSATION COMMITTEE:

Shannon E. Smith, Chairman

Steven R. Berrard

Ellyn L. Brown

Alvaro G. de Molina

James L. Pappas

SUMMARY COMPENSATION

The following Summary Compensation Table sets forth the total cash and non-cash compensation paid to or accrued for the Company’s NEOs during 2011, 2012 and 2013. In addition, we provide supplemental tables with additional information for our stockholders. These additional tables are not intended as a substitute for the information presented in the Summary Compensation Table. The material terms of each NEO’s employment agreement follow the tables.

SUMMARY COMPENSATION TABLE

Name & Principal Position(1)	Year		Salary $	Stock Awards / Restricted Stock Units $ (2)	Option Awards $ (3)	Non-equity Incentive Plan Compensation ($) (4)	All Other Compensation $ (5)	Total $
Mark J. O’Brien Chairman of the Board & Chief Executive Officer	2013 2012 2011		575,000 515,000 515,000	— — 386,251	2,515,000 1,000,000 1,875,000	1,000,000 1,031,740 515,000	41,389 58,719 68,985	4,131,389 2,605,459 3,360,236
Charles E. Cauthen Former Chief Financial Officer	2013 2012 2011		430,000 412,000 412,000	— — 309,000	1,147,000 420,000 1,260,000	468,700 492,987 412,000	26,517 43,851 42,466	2,072,217 1,368,838 2,435,466
Denmar J. Dixon Vice Chairman & Chief Investment Officer	2013 2012 2011		428,000 409,940 409,940	— — 307,455	1,214,000 418,000 1,200,000	475,000 492,500 409,940	26,488 43,849 42,418	2,143,488 1,364,289 2,369,753
Keith A. Anderson Executive Vice President and Chief Operating Officer	2013 2012 2011	(6)	430,000 400,000 200,000	— — 997,000	656,000 422,000 —	800,000 801,351 522,500	8,517 8,340 165	1,894,517 1,631,691 1,719,665
Thomas J. Franco President of Green Tree Servicing, LLC	2013 2012 2011	(6)	333,000 325,000 162,500	— — 997,000	541,000 366,000 —	763,902 656,808 825,000	8,430 8,273 3,836	1,646,332 1,356,081 1,988,336

(1)	The listed positions are those currently held by each NEO, except for Mr. Cauthen, who resigned his position at the Company effective as of February 28, 2014.

(2)	The amounts shown in this column reflect grants of RSUs and fully vested stock made in 2011 as follows:

a.	All of the awards, other than those to Messrs. Anderson and Franco, were in the form of fully vested stock awarded in respect of earned amounts pursuant to the Company’s 2011 MIP (see footnote 4, below).

b.	The awards to Messrs. Anderson and Franco were in the form of RSUs, which vest and settle 50% on the second anniversary and 50% on the fourth anniversary of the awards.

c.	For Messrs. O’Brien, Cauthen and Dixon, the awards were established in dollars for which a corresponding number of RSUs was determined. For Messrs. Anderson and Franco, the number of RSUs was fixed. In each case the value of the RSUs or stock was based upon the average of the high and the low share price of the stock on the grant date in accordance with FASB ASC Topic 718.

d.	Messrs. O’Brien, Cauthen and Dixon received 175% of their target bonus opportunity for both corporate and individual performance. These awards were paid 43% in grants of Company stock (shown in this column) and 57% in cash (see footnote 4 below).

(3)	The awards shown in this column reflect long-term incentive awards of options to purchase Company stock. The option awards were established in dollars with the number of options being determined utilizing the fair value at the date of the grant calculated in accordance with FASB ASC Topic 718. The value of the stock options was computed using the Black Scholes pricing model. For a discussion of the assumptions used by the Company to calculate the values of the stock and stock option awards see Note 19, “Share-Based Compensation Plans” of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, the year ended December 31, 2012 and the year ended December 31, 2011. Dividend equivalents are not paid on stock options.

(4)	Pursuant to the 2011 MIP, Messrs. O’Brien, Cauthen and Dixon received 175% of their target bonus opportunity for both corporate and individual performance. These awards were paid 57% in cash (shown in this column) and 43% in grants of Company stock (see footnote 2(d) above).

(5)	The amounts reported in this column reflect, for each NEO, the sum of (a) the incremental cost to the Company of all perquisites and other personal benefits, (b) the dollar value of life insurance premiums paid by the Company, and (c) matching contributions made by the Company to its 401(k) plan. The table below under the heading “All Other Compensation” sets forth the various components of the “Other Compensation” paid to each NEO.

(6)	Messrs. Anderson and Franco became employees of the Company on July 1, 2011. The compensation shown in these rows is for services attributable to the period from July 1, 2011 through December 31, 2011.

The following table sets forth the various components of all compensation set forth in the “All Other Compensation” column of the Summary Compensation Table, above:

ALL OTHER COMPENSATION

Name	Year		Perquisites and Other Personal Benefits ($)(1)	Life Insurance & LTD Premiums ($)		401 (k) Matching Contribution ($)	Profit Sharing Contributions to 401(k) Plan ($)(4)	Total ($)
Mark J. O’Brien	2013		24,000	9,739	(2)	7,650	—	41,389
	2012		24,000	9,719	(2)	10,000	15,000	58,719
	2011		24,000	9,685	(2)	20,600	14,700	68,985
Charles E. Cauthen	2013		18,000	867		7,650	—	26,517
	2012		18,000	851		10,000	15,000	43,851
	2011		18,000	839		8,927	14,700	42,466
Denmar J. Dixon	2013		18,000	838		7,650	—	26,488
	2012		18,000	849		10,000	15,000	43,849
	2011		18,000	836		8,882	14,700	42,418
Keith A. Anderson	2013		—	867		7,650	—	8,517
	2012		—	840		7,500	—	8,340
	2011	(3)	—	165		—	—	165
Thomas J. Franco	2013		—	780		7,650	—	8,430
	2012		—	773		7,500	—	8,273
	2011	(3)	—	161		3,675	—	3,836

(1)	Auto allowance.

(2)	Includes an $8,937 annual insurance premium that covers the period from August 1, 2013 to July 31, 2014.

(3)	Messrs. Anderson and Franco became employees of the Company on July 1, 2011 and therefore, the amounts reflect only this period of employment.

(4)	The profit-sharing plan was discontinued after 2012.

GRANTS OF PLAN-BASED AWARDS

The following table shows the annual cash incentive compensation that our NEOs could have earned during 2013 based upon the achievement of performance goals under the 2013 MIP, which was granted under, and subject to the terms of, our 2011 Omnibus Incentive Plan. The target cash incentive awards were based on a pre-determined percentage of each executive’s salary and were dependent upon the achievement of specified corporate and business unit targets and personal performance goals.

The following table also details plan-based equity awards made to our NEOs during 2013. The equity awards were granted under, and subject to the terms of, our 2011 Omnibus Incentive Plan.

The actual cash and equity incentive awards, which reflect corporate performance and personal performance, were paid or awarded, respectively, in March 2013 (cash) and April 2013 (equity) and are reflected in the columns entitled “Non-Equity Incentive Plan Compensation” (cash component) and “Option Awards” (equity component) of the Summary Compensation Table.

2013 GRANTS OF PLAN-BASED AWARDS

					All other option awards
NEO	Grant Date	Estimated payouts under non-equity incentive plan awards:			Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Closing Market Price on the Grant Date	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)(1)	Target ($) (Including Enhanced Bonus at Target)	Maximum ($)
O’Brien		423,113	1,508,442	1,725,000
	4/3/2013				168,128	33.59	32.79	2,515,000
Cauthen(4)		50,000	468,700	—
	4/3/2013				58,479	33.59	32.79	1,147,000
Dixon		50,000	611,929	847,440
	4/3/2013				81,140	33.59	32.79	1,214,000
Anderson		316,415	1,128,052	1,290,000
	4/3/2013				43,859	33.59	32.79	656,000
Franco		392,375	873,584	882,450
	4/3/2013				36,184	33.59	32.79	541,000

(1)	If minimum specified performance thresholds are not met, no non-equity incentive award is paid.

(2)	The exercise price for all options was the average of the high and the low market prices on the date of the grant.

(3)	The value of option awards shown in this table is equal to the fair value at the date of the grant calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. The value of the stock options was computed using the Black Scholes pricing model. For a discussion of the assumptions used by the Company to calculate the values of the stock and stock option awards, see Note 19, “Share-Based Compensation Plans,” of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(4)	Mr. Cauthen resigned his position at the Company effective as of February 28, 2014. The Separation Agreement between the Company and Mr. Cauthen provides for the payment of a bonus of $468,700 for 2013 and permits Mr. Cauthen to retain the 58,479 options that were granted on April 3, 2013. Such options will first become exercisable on April 3, 2016 and will expire on April 3, 2023. For information regarding the Separation Agreement, see the discussion under the heading “Employment Agreements, Change in Control Protections and Post Termination Pay.”

OUTSTANDING EQUITY

The following table sets forth information regarding the outstanding equity-based awards held by each of the NEOs as of December 31, 2013.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2013

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options				Number of Shares or Units of Stock That Have Not Vested (#)(1)
NEO	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
O’Brien	6/23/05	8,758	—	6.99	6/23/15	—	—
	4/28/06	8,758	—	10.11	4/28/16	—	—
	1/31/07	18,417	—	8.32	1/31/17	—	—
	2/27/08	19,204	—	15.81	2/27/18	—	—
	5/19/09	25,450	—	13.37	5/19/19	—	—
	1/4/10	41,778	—	14.39	1/4/20	—	—
	5/10/11	154,378	77,189	17.61	5/10/21	—	—
	2/28/12	37,576	75,151	20.57	2/28/19	—	—
	4/3/13	—	168,128	33.59	4/3/23	—	—
Cauthen	1/4/10	28,075	—	14.39	1/4/20	—	—
	5/10/11	103,742	51,871	17.61	5/10/21	—	—
	2/28/12	15,782	31,563	20.57	2/28/19	—	—
	4/3/13	—	58,479	33.59	4/3/23	—	—
Dixon	4/20/09	8,333	—	7.67	4/20/19	—	—
	1/22/10	—	90,000	14.29	1/22/20	—	—
	5/10/11	98,802	49,401	17.61	5/10/21	—	—
	2/28/12	15,707	31,413	20.57	2/28/19	—	—
	4/3/13	—	81,140	33.59	4/3/23	—	—
Anderson	11/1/11	—	—	—	—	20,000	707,200
	2/28/12	—	31,714	20.57	2/28/19	—	—
	4/3/13	—	43,859	33.59	4/3/23	—	—
Franco	11/1/11	—	—	—	—	20,000	707,200
	2/28/12	—	27,505	20.57	2/28/19	—	—
	4/3/13	—	36,184	33.59	4/3/23	—	—

(1)	Vesting of all equity in these columns is set forth in the “Equity Vesting Schedules,” below.

(2)	Based on a share price of $35.36 the closing price of the Company’s stock on December 31, 2013.

EQUITY VESTING SCHEDULES

	No. of Stock Options Vesting on Each Date						No. of Restricted Stock Units Vesting on Each Date
NEO	1/22/14	2/28/14	3/8/14	5/10/14	2/28/15	4/4/2016	11/1/15
O’Brien	—	37,575	—	77,189	37,576	168,128	—
Cauthen(1)	—	15,781	67,653	—	—	58,479	—
Dixon	90,000	15,706	—	49,401	15,707	81,140	—
Anderson	—	15,857	—	—	15,857	43,859	20,000
Franco	—	13,752	—	—	13,753	36,184	20,000

(1)	Mr. Cauthen resigned his position at the Company effective as of February 28, 2014. 15,781 options vested in the ordinary course on February 28, 2014. Pursuant to the terms of the Separation Agreement (as further described under “Employment and Severance Agreements, Change in Control Protections and Post Termination Pay”), 51,871 options granted on May 10, 2011, and 15,782 options granted on February 28, 2012, accelerated and vested on March 8, 2014. Such options must be exercised by March 7, 2015. The Separation Agreement permits Mr. Cauthen to retain the 58,479 options that were granted on April 3, 2013. Such options will first become exercisable on April 3, 2016 and will expire on April 3, 2023.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes certain information regarding stock options exercised and stock awards vested with respect to the NEOs during the year ended December 31, 2013.

	Option Awards		Stock Awards(1)
NEO	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
O’Brien	—	—	11,801	501,070
Cauthen	14,068 40,000 300	309,911 981,216 7,359	7,931 — —	336,750 — —
Dixon	—	—	110,000	5,211,800
Anderson	15,857	310,316	20,000	739,300
Franco	13,753	263,783	20,000	739,300

(1)	All awards are in the form of RSUs.

Although equity awards may be deductible for tax purposes, the accounting rules pursuant to ASC 718 require that the portion of the tax benefit in excess of the financial compensation cost be recorded as paid-in-capital.

EMPLOYMENT AND SEVERANCE AGREEMENTS, CHANGE-IN-CONTROL PROTECTIONS, AND POST-TERMINATION PAY

Employment, Severance and Change-in-Control Arrangements

In order to attract and ensure stability in executive management, we have entered into employment agreements with our NEOs (other than Mr. Franco), as well as other members of management. For both competitive and fairness reasons, we believe it is important to protect senior management and other key employees in the event of a change-in-control. Providing employment protection should reduce incentives senior management may otherwise have to avoid pursuit of transactions that may be in the best interests of stockholders, but that may also result in adverse employment consequences to the NEOs. The provisions of these contracts, which are collectively referred to as the “Executive Contracts,” are described in more detail below.

Mr. Cauthen is a party to a Separation Agreement, dated October 3, 2013, which supersedes the Amended and Restated Contract of Employment between the Company and Mr. Cauthen dated March 15, 2010. The Separation Agreement provides that Mr. Cauthen’s employment with the Company would end, effective as of the earlier of (i) the close of business on the date by which the Company is required to file its Annual Report on Form 10-K with the SEC for the year ended December 31, 2013, plus, if the Company elects in specified circumstances, up to 60 days, and (ii) the Company’s determination that Mr. Cauthen’s employment should terminate (in either case “the Termination Date”). Mr. Cauthen remained an employee of the Company through February 28, 2014. Mr. Franco is a party to the Green Tree Severance Plan for Senior Executives, effective as of July 22, 2008 (the “Severance Plan”).

Mr. Dixon’s contract contains a provision pursuant to which he received a sign-on bonus consisting of 110,000 RSUs and 90,000 stock options. The RSUs vested one third per year, but the restrictions did not lapse and the vested

RSUs could not be exchanged for common stock in the Company until January 22, 2013, at which time the RSUs were converted to common stock of an equal amount. The stock options, which have an exercise price of $14.29 (equal to the average of the high and the low selling price on the date of the grant), did not vest until 2014.

Each Executive Contract, as amended by action of the Compensation Committee in the case of target bonus amounts reflected below, and the Severance Plan, contains the following basic provisions:

NEO	Initial Term (Years)	Current Expiration Date (1)	Base Salary ($)	Target Bonus ($)(2)	Maximum Bonus ($)	Long-Term Incentive ($)(3)	Monthly Auto Allowance ($)	Annual Vacation (Days)
O’Brien	3	4/16/13	575,000	1,150,000	1,725,000	2,515,000	2,000	30
Cauthen(4)	N/A	N/A	430,000	468,700	—	1,147,000	1,500	30
Dixon	1	1/21/15	428,000	466,520	847,440	1,214,000	1,500	30
Anderson	1	6/30/14	430,000	860,000	1,290,000	656,000	—	20
Franco(5)	N/A	N/A	333,000	660,000	882,450	541,000	—	N/A

(1)	The Executive Contracts all automatically extend annually for one-year terms, unless and until terminated in advance of any annual termination as provided in the contract.

(2)	The actual bonus in any year is subject to achieving individual and corporate/business unit performance targets established by the Compensation Committee and approved by the Board of Directors, and may be lower or higher (up to the Maximum Bonus cap) than the target bonus.

(3)	The awards shown in this column reflect long-term incentive awards of options to purchase Company stock. The awards were established in dollars with the number of options being determined utilizing the fair value at the date of the grant calculated in accordance with FASB ASC Topic 718. The values set forth in this column were computed using the Black Scholes pricing model. For a discussion of the assumptions used by the Company to calculate the values of the stock and stock option awards see Note 19, “Share-Based Compensation Plans” of the Notes to Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(4)	The provisions of Mr. Cauthen’s employment contract applied for fiscal year 2013. On October 1, 2013, this contract was superseded by the Separation Agreement. The Separation Agreement does not affect the terms of Mr. Cauthen’s base salary, bonus payments, incentives, auto allowance or vacation days for 2013.

(5)	Mr. Franco is a party to the Green Tree Severance Plan for Senior Executives and does not have an employment contract with the Company. The information included in the above table was applicable to Mr. Franco for fiscal year 2013.

In addition, each NEO is entitled to participate in our group life and health insurance benefit plans and retirement plan generally applicable to our executives who are similarly situated, as well as reimbursement of reasonable out-of-pocket business expenses. Mr. O’Brien is contractually entitled to additional life insurance coverage as described below. Each NEO would also receive certain accrued compensation payments upon termination of their employment. In the event termination is by reason of death, Disability (as defined below), Retirement (as defined below), Constructive Termination (as defined below) or involuntary termination for other than Cause (as defined below), “accrued compensation payments” means the payment of unpaid annual base salary through the date of termination, the payment of any unpaid bonus amount for any year prior to the year of termination, and payment with respect to any accrued but unused vacation days. If termination is voluntary or for Cause, “accrued compensation payments” means the payment of unpaid annual base salary through the date of termination and payment with respect to any accrued but unused vacation days.

The Executive Contracts and Severance Plan all contain termination benefits as summarized in the table below for which the following key is applicable:

A — “Prorated Bonus” means the payment of the NEO’s annual bonus for the fiscal year in which the termination occurs, pro-rated for the period of employment in the year up to the date of termination

B — “Compensation Continuation” means continuation of base salary, benefits and annual bonus for 18 months after termination.

C — “Compensation Continuation” means continuation of base salary, benefits and annual bonus for 12 months after termination.

D — “Cost of COBRA and Outplacement Services” means that the Company will (a) pay the excess cost of COBRA continuation coverage above the amount active employees pay for similar coverage under the Company’s benefit plans, and (b) provide up to $20,000 in outplacement services, in each case for the period of Compensation Continuation.

Basis for Termination of Employment
NEO	Death or Disability (1)	Retirement (2)	Voluntary Termination or Termination for Cause (3)(4)	Termination Without Cause or Constructive Termination (5)(6)
O’Brien	A	A	—	A, B
Cauthen(7)	A, B	—	—	A, B
Dixon	A	A	—	A, B
Anderson	A	—	—	A, C, D
Franco	A	—	—	A, C, D

(1)	“Disability” generally means the inability or failure to perform the employee’s duties for a period of 90 consecutive days or 120 days during any 12-month period due to any physical or mental illness or impairment; or a determination by a medical doctor that the employee is unable to perform his or her duties due to physical or mental illness or impairment.

(2)	“Retirement” eligibility arises upon reaching the age of 60 or having a combination of age and years of service with the Company exceeding 70.

(3)	“Cause” generally means the commission of a felony arising from an act of fraud, embezzlement, or willful dishonesty in relation to the business or affairs of the Company, or any other felony that is materially injurious to the Company or its reputation or which compromises the employee’s ability to perform his or her job function or act as a representative of the Company; or a willful failure to attempt to substantially perform the employee’s duties.

(4)	In the event of termination for Cause, the NEO is not entitled to receive any unpaid bonus for the prior year.

(5)	“Constructive Termination” generally means a breach of the NEO’s Executive Contract by the Company, a material diminution of position, duties, responsibility or pay, or forced relocation of his or her primary job to a location more than 50 miles from the NEOs current principal office location.

(6)	In order to receive Compensation Continuation, the executive would be required to execute a general release of claims and would, for the period of the Compensation Continuation, be bound by non-competition, non-solicitation and non-disparagement obligations.

(7)	Mr. Cauthen entered into a Separation Agreement, dated October 1, 2013, which superseded his prior employment agreement. The terms shown in the table below under the heading “Potential Payments Upon Change in Control or Termination” reflect the terms of the Separation Agreement.

Treatment of Equity in the Event of a Change-in-Control of the Company or Termination of Employment

In the event of a Change-in-Control of the Company or a NEO’s termination of employment in the circumstances detailed below:

•

Unvested equity (including options) will vest in the event of a Change-in-Control of the Company or if an NEO’s employment is terminated due to his or her death, Retirement (if eligible and subject to provisions of individual awards), Disability, or in the event the NEO terminates his or her employment due to an event of Constructive Termination. A Change-in-Control of the Company is defined as a change of ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)). NEOs do not have the right to terminate employment or to receive severance payments solely as a result of a Change-in-Control.

•	Unvested equity is forfeited in the event that the NEO’s employment is involuntarily or voluntarily terminated, other than as described above.

•	Vested (but unexercised or settled equity) and unvested equity are forfeited in the event of termination for Cause.

Potential Payments Upon Termination or Change-in-Control

The Executive Contracts, Severance Plan and equity award agreements to which the NEOs are parties contain Change-in-Control provisions. The following table sets forth the potential benefits to which each NEO would be entitled in the event of a Change-in-Control of the Company or upon termination of employment in the situations described. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would be known only at the time that such amounts would become eligible for payment. Except as otherwise noted, the amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the Change-in-Control occurred, or the NEO’s employment had terminated on December 31, 2013. Note that the table does not include equity awarded after December 31, 2013.

The events pursuant to which the NEOs are entitled to potential payments are set forth in the second column and are as follows:

POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL OR TERMINATION

NEO	Event	Cash ($) (1)	Bonus Earned as of Event Date ($) (2)	Future Bonus ($) (3)	Vesting of Unvested Long- Term Awards ($) (4)(5)	Health and Welfare Continuation ($)	Total ($)
O’Brien	Termination by the Company without Cause	862,500	1,000,000	1,500,000	—	19,188	3,381,688
	Termination by the NEO for Constructive Termination	862,500	1,000,000	1,500,000	2,779,175	19,188	6,160,863
	Termination as a result of Death or Disability	—	1,000,000	—	2,779,175	—	3,779,175
	Termination by the NEO for Retirement		1,000,000		297,587		1,297,587
	Change-in-Control	—	—	—	2,779,175	—	2,779,175
Cauthen(6)	Termination in Accordance with the Separation Agreement	645,000	468,700	675,000	1,491,035	19,188	3,298,923
Dixon	Termination by the Company without Cause	642,000	475,000	712,500	—	13,608	1,843,108
	Termination by the NEO for Constructive Termination	642,000	475,000	712,500	3,364,635	13,608	5,207,743
	Termination as a result of Death, Disability or Retirement	—	475,000	—	3,364,635	—	3,839,635
	Change-in-Control	—	—	—	3,364,635	—	3,364,635
Anderson	Termination by the Company without Cause	430,000	800,000	800,000	—	8,712	2,038,712
	Termination by the NEO for Constructive Termination	430,000	800,000	800,000	1,253,880	8,712	3,292,592
	Termination as a result of Death or Disability	—	800,000	—	1,253,880	—	2,053,880
	Termination by the NEO for Retirement	—		—	77,630	—	77,630
	Change-in-Control(7)	—	—	—	1,253,880	—	1,253,880
Franco	Termination by the Company without Cause	333,000	763,902	763,902	—	8,712	1,869,516
	Termination by the NEO for Constructive Termination	333,000	763,902	763,902	1,178,045	8,712	3,047,561
	Termination as a result of Death or Disability	—	763,902	—	1,178,045	—	1,941,947
	Termination by the NEO for Retirement	—		—	64,046	—	64,046
	Change-in-Control(7)	—	—	—	1,178,045	—	1,178,045

(1)	Cash severance is in the form of salary continuation at the then-current base salary for a period of 18 months for Messrs. O’Brien, Cauthen and Dixon and 12 months for Messrs. Anderson and Franco. For purposes of this table it is assumed that the NEO has exhausted all vacation pay for the year. If not, the NEO would also be paid for any accrued but unused vacation.

(2)	All NEOs are entitled to a pro rata share of the current fiscal year bonus in the case of the events indicated. Amounts in this table assume a termination date of December 31, 2013 and represent the actual bonus paid for fiscal 2013 as that bonus would not have been paid at that date.

(3)	All NEOs are entitled to receive future bonuses for the periods described in footnote (1) at such time as such bonuses are paid, in amounts that are consistent with other NEOs (e.g., if other NEOs receive 100% of target, the terminated employee would receive a bonus at 100% of target). The amounts in this column reflect 100% of target. If actual performance is below target, the amounts would be adjusted downward. If minimum thresholds are not met, then no cash bonus would be paid. The maximum payments would be capped at 300% for Messrs. O’Brien and Anderson, 198% for Mr. Dixon and 200% for Mr. Franco. Future payments assume annual bonus payouts equal to those paid in 2013.

(4)	Represents the value of stock options and RSUs shown in the table entitled “Equity Vesting Schedules” that would vest as of December 31, 2013 in the event of termination or upon a change-in-control, using, in the case of stock options, the excess of the closing price of our common stock on December 31, 2013 over the options’ exercise price and, in the case of RSUs, the closing price of our common stock on December 31, 2013 multiplied by the applicable number of RSUs.

(5)	Includes an award of options granted in May 2013 which would vest but not be exercisable until May 2016.

(6)	Reflects benefits awarded to Mr. Cauthen in accordance with the Separation Agreement as of February 28, 2014, the date Mr. Cauthen left the Company. In accordance with the Separation Agreement, Mr. Cauthen was entitled to receive the following principal benefits following February 28, 2014: (i) continued payment of his Base Salary for 18 months from the Termination Date, (ii) continued participation in Company health, dental and vision benefits, subject to the payment of ordinary employee contributions, until the earlier of (A) the 36-month anniversary of the Termination Date, or (B) his eligibility to receive comparable benefits from subsequent employment or government assistance (the COBRA election period will not commence until the expiration of such 36-month period), (iii) bonus payments as follows: (A) $468,700 to be paid in each of 2014 and 2015, and (B) an amount equal to the sum of $234,350 plus the product of a fraction, the numerator of which is the number of days between January 1, 2014 and the Termination Date (inclusive of January 1, 2014 and the Termination Date) and the denominator of which is 365, multiplied by $468,700, to be paid in 2016; and (iv) upon the expiration of the revocation period in the Release, the immediate vesting of all outstanding unvested stock option awards; provided that the stock option award dated April 3, 2013, shall not be exercisable until April 3, 2016 as provided in the applicable award agreement. The value shown in the table for the accelerated vesting of stock options held by Mr. Cauthen is based on the excess of the closing price of our common stock on December 31, 2013 over the options’ exercise price.

(7)	Reflects the value of the RSUs that would vest in the event the NEO is terminated within one year of the Change-in-Control, based on the closing price of our common stock on December 31, 2013 multiplied by the applicable number of RSUs.

Indemnification Agreements

We have entered into indemnification agreements with all of our directors, the Chief Executive Officer, the Chief Operating Officer and Chief Financial Officer, all NEOs and other senior executives of the Company.

DIRECTOR COMPENSATION

The following director compensation table sets forth the total cash and non-cash compensation paid to or accrued for each person who served as a director of the Company for 2013. At its meeting in May 2012, the Board, upon the recommendation of the Compensation Committee, eliminated separate meeting fees for the members of the Board and its committees. The elimination of meeting fees reflects a current best practice trend as it mitigates against the risk of (a) directors holding excessive meetings in order to increase fees, or (b) not holding meetings out of a concern for appearing to be holding excessive meetings in order to increase fees. Our Board believes that meetings should be held (or not held) strictly on the basis of need, without consideration of benefit to the individual directors or additional cost to the Company.

No directors who are employees of the Company received any fees or payments for service on our Board of Directors.

DIRECTOR COMPENSATION TABLE

Director	Fees Earned or Paid in Cash ($)(1)		Stock Awards (# Shares) (2)	Share Awards Value ($)(2)	Total Compensation ($)
Ellyn L. Brown	60,000		2,180	75,000	135,000
William J. Meurer	80,000	(3)	2,180	75,000	155,000
Shannon E. Smith	72,500	(3)	2,180	75,000	147,500
Michael T. Tokarz	70,000	(3)	2,180	75,000	145,000
Steven Berrard	60,000		2,180	75,000	135,000
Alvaro de Molina	60,000		2,180	75,000	135,000
James Pappas	60,000		2,180	75,000	135,000

(1)	Includes a $60,000 retainer (paid quarterly), plus applicable Chairman’s fees.

(2)	Directors were awarded grants of $75,000 worth of immediately vesting RSUs at a price of 34.395 per share (which reflects the high and the low trading price of the Company’s stock on the grant date), at the time of the 2013 Annual Stockholders Meeting.

(3)	Includes the following fees for serving as Committee Chairman : Meurer $20,000 (Audit), Smith $12,500 (Compensation), Tokarz $10,000 (Governance).

During 2013 (beginning as of May 3, 2013 and continuing to May 14, 2014, the dates of the 2013 and 2014 Annual Meetings of Stockholders), the compensation package for the non-employee directors consisted of (a) a base annual retainer of $60,000, paid in quarterly installments, and (b) $75,000 in Company stock or equivalents. Based on the average of the high and the low selling price on the day of the grant 34.395 each director received 2,180 shares of Company stock in the form of immediately vesting RSUs. In addition, the Chairman of the Audit Committee received a fee of $20,000, the Chairman of the Compensation Committee received a fee of $12,500 and the Chairman of the Governance Committee received a fee of $10,000. All directors also received reimbursement of travel expenses incurred in connection with attending meetings of the Board of Directors or committees of the Board.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently has outstanding shares issued under two different equity compensation plans — the 1999 Equity Incentive Plan (the “1999 EIP”) and the 2011 Omnibus Incentive Plan (the “2011 Plan”). The 1999 Plan expired in May 2009. The 2011 Plan was approved by our stockholders at the 2011 Annual Meeting. At the 2013 Annual Meeting, our stockholders approved an amendment to the 2011 Plan that provided for (a) an increase in the number of our authorized shares of common stock reserved for issuance under the Plan by 2,265,000 shares to a total of 5,027,925 shares, (b) the elimination of existing restrictions on the number of shares of certain types of awards that may be made under the 2011 Plan, and (c) the addition of a provision that would permit (but not require) liberal share counting. The following table sets forth the number of shares of our common stock subject to outstanding stock options and RSUs from both plans, the weighted average exercise price of outstanding stock options and the number of shares remaining available for future grants as of December 31, 2013. Our 2011 Plan provides for a proportionate adjustment to the number of shares reserved for issuance in the event of any stock dividend, stock split, combination, recapitalization, or similar event.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders 1999 and 2011
Equity Compensation Plans	2,726,553	(1)	$23.51
Restricted Stock Units	308,426	(2)	N/A
Total	3,034,979			4,075,200
Equity compensation plans not approved by security holders	0			0

(1)	Represents 2,962,682 shares issuable pursuant to outstanding options under the 2011 Plan (including shares issued under the predecessor 2009 Plan) and 72,297 shares issuable pursuant to outstanding options under the 1999 EIP.

(2)	Restricted Stock Units are also issued under our equity compensation plans approved by stockholders.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On July 29, 2013, the Company entered into an agreement to invest in UFG Holdings, LLC (“UFG”), a company controlled by an investor group led by Brian Libman, who was at the time our Chief Strategy Officer. UFG agreed to acquire 100% of the membership interests of Urban Financial Group, LLC (“Urban”) from KCG Holdings, Inc. for a total purchase price of approximately $80 million. Pursuant to the terms of its agreement with UFG, on December 2, 2013, the Company invested approximately $15.2 million in UFG in the form of an unsecured loan (the “UFG Loan”) maturing in 2023 and bearing interest at a rate of 5.0%, compounded annually, and received warrants expiring in 2024, entitling the Company to purchase up to approximately 19% of the common units of UFG at an exercise price of $15.2 million in July, 2014, which exercise price will increase by $0.5 million per year until July 2024 (the “Urban Transaction”).

Effective upon the closing of Walter’s investment, Mr. Libman resigned his positions with Walter and its subsidiaries. The Company entered into a Separation Agreement with Mr. Libman in connection with the termination of his employment. The Separation Agreement provides that, subject to Mr. Libman’s execution of a release and waiver of claims against the Company, simultaneously with the closing of the Urban Transaction, Mr. Libman’s employment agreement effective July 1, 2011 (the “Employment Agreement”) with the Company was amended to permit his ownership and operation of the Urban business notwithstanding the one year non-compete provision in the Employment Agreement and his continued ownership of 20,000 restricted stock units in the Company pursuant to an original award of such units effective November 1, 2011 that would have otherwise been forfeited if his employment was terminated prior to November 1, 2013 (because Mr. Libman’s employment was terminated on December 1, 2013, the RSUs vested in the ordinary course).

The Company’s Audit Committee Charter required the Audit Committee, which is composed entirely of independent directors, to review and determine whether to approve any transaction between the Company and any officer, director and/or major stockholder of the Company. In accordance with this requirement, the Audit Committee considered, when determining whether to approve the Urban Transaction, all relevant facts and circumstances, including the business reasons and rationale for the Company to enter into the Urban Transaction, the commercial reasonableness of the terms of the Urban Transaction, the materiality of the Urban Transaction, whether the terms of the Urban Transaction were fair to the Company and the same as the terms that would apply if the transaction did not involve a related party, the extent of the related party’s interest in the Urban Transaction, actual and apparent conflicts of interest, alternatives to the Urban Transaction and risks related to the Urban Transaction. Based upon the foregoing, the Audit Committee approved the Urban Transaction. Additionally, the Board of Directors considered the Audit Committee’s approval of the Urban Transaction, and specifically approved the UFG Loan in connection with such transaction. The Compensation and Human Resources Committee also specifically approved the Separation Agreement.

During late 2012 and early 2013, the Company explored entering into a joint venture transaction with Mr. Libman and a third-party investor. The Company determined not to proceed with the joint venture and agreed to pay certain of its counterparties’ transaction expenses, including approximately $140,000 paid by the Company to a law firm for legal fees and expenses incurred in connection with their representation of Mr. Libman. The payment of these legal fees and expenses was approved by the Audit Committee, the Nominating Committee and the Board.

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations become beneficial owners through aggregation of holdings of their affiliates of 5% or more of a class of voting securities of the Company and, as a result, are considered a “related person” under the Related Person Transactions Policy. We may conduct business with these organizations in the ordinary course.

Except as described above, none of the directors or officers of the Company, and no stockholder holding over 5% of the Company’s common stock, and no corporation or firm with which such persons or entities are associated, currently maintains or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with the Company other than such as arises by virtue of such position or ownership interest in the Company.

RELATED PARTY TRANSACTIONS POLICY

In February 2014, the Board adopted a written Related Person Transactions Policy to assist it in reviewing, approving and ratifying related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transactions Policy supplements our other policies that may apply to transactions with related persons, such as the Board’s Corporate Governance Guidelines and our Code of Conduct and Ethics.

The Related Person Transactions Policy provides that all related person transactions covered by the policy must be reviewed and approved or ratified by the disinterested members of the Board or by a committee of the Board composed of independent directors who are disinterested, which is currently designated as the Audit Committee. Any employment relationship or transaction involving an executive officer or related compensation must also be approved by the Compensation Committee or recommended by such committee for Board approval.

In reviewing related person transactions, the independent directors or Audit Committee, as applicable, will consider the relevant facts and circumstances, including, among other things:

•	the identity of the related person, the nature of the related person’s interest in the transaction and the material terms of the transaction;

•	the importance of the transaction both to the Company and to the related person;

•

whether the transaction would likely impair the judgment of a director or an executive officer to act in the best interest of the Company and, in the case of an outside director, whether it would impair his or her independence; and

•	whether the value and the terms of the transaction are on a substantially similar basis as would apply if the transaction did not involve a related person.

The independent directors or Audit Committee, as applicable, will not approve or ratify any related person transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of the Company and our stockholders and complies with applicable law.

Generally, the Related Person Transactions Policy applies to any current or proposed transaction in which:

•	the Company was or is to be a participant; and

•

any related person (i.e., a director, director nominee, executive officer, greater than five percent beneficial owner and any immediate family member of such person) had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of March 31, 2014 by: (a) each person known by us to beneficially own 5% or more of our shares of Common Stock, (b) each of our directors and each of our NEOs, and (c) all of our directors and executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the common stock owned by them. As of March 31, 2014, there were 37,616,168 shares of our common stock outstanding.

	Current Beneficial Ownership
Name of Beneficial Owner	Number of Shares(1)	Percent of Class(2)
Directors and Named Executive Officers
Steven Berrard(3)	36,562	*
Ellyn L. Brown(4)	28,986	*
Alvaro G. de Molina	3,648	*
Denmar J. Dixon(5)	559,970	1.45%
William J. Meurer(6)	26,255	*
Mark J. O’Brien(7)	835,575	2.16%
James L. Pappas	4,648	*
Shannon Smith(8)	35,889	*
Michael T. Tokarz(8)	183,453	*
Charles E. Cauthen(9)	478,713	1.24%
Keith A. Anderson	10,000	*
Thomas J. Franco	—	—
All directors and executive officers as a group (18 persons)(10)	2,320,532	5.99%
Other Beneficial Holders
Pine River Capital Management, L.P.(11)
601 Carlson Parkway, Suite 330
Minnetonka, Minnesota 55305	2,438,700	6.3%
NewSouth Capital Management, Inc.(12)
999 S. Shady Grove Rd, Suite 501
Memphis, Tennessee 38120	3,646,645	9.4%
Amici Capital LLC(13)
666 Fifth Avenue, 34th Floor
New York, New York 10103	2,148,704	5.5%
BlackRock Institutional Trust Company, N.A.(14)
40 East 52nd Street
New York, NY 10022	2,230,941	5.8%
Select Equity Group, L.P.(15)
380 Lafayette Street, 6th Floor
New York, New York 10003	4,392,421	11.3%
S.A.C. Capital Advisors, L.P.(16)
72 Cummings Point Road
Stamford, Connecticut 06902	1,878,354	5.2%

	Current Beneficial Ownership
Name of Beneficial Owner	Number of Shares(1)	Percent of Class(2)[4]
Birch Run Capital Advisors, LP(17)
72 Cummings Point Road
Stamford, Connecticut 06902	2,769,939	7.4%
The Vanguard Group(18)
100 Vanguard Blvd.
Malvern, PA 19355	2,026,808	5.4%

*	Less than 1%
(1)	For purposes of this table, a person is deemed to be the beneficial owner of a security if he or she (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.

(2)	In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of common shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days held by such individual or group, but that are not deemed outstanding by any other person or group.

(3)	Includes 9,665 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days. 24,717 of Mr. Berrard’s shares are held in a margin account.

(4)	Includes 15,193 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(5)	Includes 327,350 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days. 229,028 of Mr. Dixon’s owned shares are held in a margin account. Also includes 3,529 shares owned by the Richard Dixon Inter Vivos Trust. Mr. Dixon is a co-trustee of this Trust, and as such is deemed to beneficially own such shares. Mr. Dixon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(6)	Includes 4,703 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.
(7)	Includes 391,508 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days. 444,067 of Mr. O’Brien’s owned shares are held in a margin account.

(8)	Includes 19,971 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(9)	Mr. Cauthen resigned his position with the Company effective as of February 28, 2014. Beneficial ownership information is based on information contained in the last Form 4 filed on Mr. Cauthen’s behalf prior to February 28, 2014 adjusted to give effect to the vesting of 15,782 options on February 28, 2014 and 67,653 options on March 8, 2014.

(10)	Includes 890,873 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(11)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with SEC by Pine River Capital Management, L.P. (“Pine River Capital”) and Brian Taylor (collectively with Pine River Capital, “Pine River”) on February 11, 2014 (the “Pine River 13G”). According to the Pine River 13G, Pine River beneficially owns an aggregate of 2,438,700 shares of our common stock. Pine River has the sole power to vote or direct the vote, or the sole power to dispose or to direct the disposition of none of our shares of common stock. Pine River has the shared power to vote or direct the vote, and the shared power to dispose or to direct the disposition of 2,438,700 shares of our common stock.

(12)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with SEC by NewSouth Capital Management, Inc. (“NewSouth”) on February 7, 2014 (the “NewSouth 13G”). According to the NewSouth 13G, NewSouth beneficially owns an aggregate of 3,646,645 shares of our common stock, has the sole power to vote or to direct the voting of 3,294,205 shares of our common stock, the sole power to dispose or to direct the disposition of 3,646,645 shares of our common stock, and the shared power to vote or direct the voting of, or to dispose of or to direct the disposition of, none of our shares of common stock.

(13)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC by Amici Capital LLC (“Amici Capital”), A. Alex Porter (“Porter”), and Paul E. Orlin (“Orlin” and collectively with Amici Capital and Porter, “Amici”) on February 14, 2014 (the “Amici 13G”). According to the Amici 13G, Amici beneficially owns an aggregate of 2,148,704 shares of our common stock, has the sole power to vote or direct the voting of, or the sole power to dispose of or to direct the disposition of none of our shares of common stock and the shared power to vote or direct the voting of, or the shared power to dispose of or to direct the disposition of, 2,148,704 of our shares of common stock.

(14)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC by BlackRock, Inc., (“BlackRock”), on January 31, 2014 (the “BlackRock 13G”). According to the BlackRock 13G, BlackRock beneficially owns an aggregate of 2,230,941 shares of our common stock, has sole voting power to vote or to direct the voting of 2,097,958 shares of our common stock, the sole power to dispose of or to direct the disposition of 2,230,941 shares of our common stock and has the shared power to vote or direct the voting of, or the shared power to dispose or to direct the disposition of, none of the shares of our common stock.

(15)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC by Select Equity Group, L.P. and George S. Loening (collectively, “Select”), on March 10, 2014 (the “Select 13G”). According to the Select 13G, Select beneficially owns an aggregate of 4,392,421 shares of our common stock, has sole voting power to vote or to direct the voting of, and the sole power to dispose of or to direct the disposition of none of the shares of our common stock, and has the shared power to vote or direct the voting of, or the shared power to dispose or to direct the disposition of, 4,392,421 shares of our common stock.

(16)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC by S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc. and Steven A. Cohen (collectively, “SAC”), on March 7, 2014 (the “SAC 13G”). According to the SAC 13G, SAC beneficially owns an aggregate of 1,878,354 shares of our common stock, has sole voting power to vote or to direct the voting of, and the sole power to dispose of or to direct the disposition of none of the shares of our common stock, and has the shared power to vote or direct the voting of, or the shared power to dispose or to direct the disposition of, 1,878,354 shares of our common stock.

(17)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC by Birch Run Capital Advisors, LP, BRC Advisors GP, LLC, Daniel Beltzman and Gregory Smith (collectively, “Birch Run”), on February 14, 2014 (the “Birch Run 13G”). According to the Birch Run 13G, Birch Run beneficially owns an aggregate of 2,769,939 shares of our common stock, has sole voting power to vote or to direct the voting of, and the sole power to dispose of or to direct the disposition of none of the shares of our common stock, and has the shared power to vote or direct the voting of, or the shared power to dispose or to direct the disposition of, 2,769,939 shares of our common stock.

(18)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with SEC by The Vanguard Group (“Vanguard”) on February 12, 2014 (the “Vanguard 13G”). According to the Vanguard 13G, Vanguard beneficially owns an aggregate of 2,080,204 shares of our common stock, has the sole power to vote or to direct the voting of 56,515 shares of our common stock, the sole power to dispose or to direct the disposition of 2,026,808 shares of our common stock, and the shared power to vote or direct the voting of, or to dispose of or to direct the disposition of, 53,396 of our shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires all executive officers, directors, and persons who are the beneficial owner of more than 10% of our shares of outstanding common stock to file reports of ownership with the SEC indicating their ownership of the Company’s equity securities and to report any changes in that ownership. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to comply therewith during the fiscal year ended December 31, 2013. The Company believes that all of these filing requirements were satisfied by its executive officers, directors, and by the beneficial owners of more than 10% of our shares of common stock, except for three Form 4 filings made on behalf of Ms. Cook reflecting trading that occurred on November 4, 2013, which were filed one day late. In making this statement, the Company has relied on copies of the reporting forms received by it or on the written representations from certain reporting persons.

STOCKHOLDER PROPOSALS

The Company encourages stockholders to contact the Secretary prior to submitting a stockholder proposal. Stockholder proposals must conform to the Company’s Bylaws and the requirements of the SEC. The Company must have received the proposal by December 5, 2013, for possible inclusion in this Proxy Statement.

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2015 proxy statement. Any stockholder intending to present a proposal for inclusion in the Company’s proxy materials at the 2015 Annual Meeting must provide timely written notice of the proposal to our Secretary, 3000 Bayport Drive, Suite 1100, Tampa, Florida 33607, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2). If the date of the 2015 Annual Meeting changes by more than 30 days from the anniversary of the 2014 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials for the 2015 Annual Meeting. The Company will determine if it will include a stockholder proposal in the Proxy Statement in accordance with SEC rules governing the solicitation of proxies.

In addition, under the Company’s Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders at the 2014 Annual Meeting may be made by eligible stockholders. Such nominations and proposals shall be accompanied by, among other things more specifically set forth in the Company’s Bylaws, a statement of the reasons for conducting such business at the annual meeting, the name and record address of the stockholder submitting the proposal, a representation that such stockholder is a holder of record of shares of our common stock entitled to vote at the meeting, a statement of the class and number of shares of the Company beneficially owned by the stockholder and any short interest in any of the Company’s securities, and a description of any material interest such stockholder may have with respect to such proposal. Assuming that our 2015 Annual Meeting is held within 30 days of the anniversary of the 2014 Annual Meeting, proposals must be received by the Secretary at the above address no earlier than November 8, 2014 and no later than 5:00 p.m. (Eastern) on December 8, 2014 for inclusion in next year’s proxy statement and proxy card. The notice of nomination or proposal must detail the information specified in the Company’s Bylaws. We will not entertain any proposals or nominations at the Annual Meeting that do not meet the requirements set forth in our Bylaws, which are posted on our website at www.walterinvestment.com. To make a submission or to request a copy of our Bylaws, stockholders should contact our Secretary at 3000 Bayport Drive, Tampa, Florida, 33607.

SOLICITATION COSTS

The Company will bear the costs of preparing, assembling, and mailing this proxy statement, the form of proxy, and the 2013 Annual Report in connection with the Annual Meeting. In addition to solicitation by use of mail, employees of the Company may solicit proxies personally or by telephone, by facsimile copy, or telegraph, but will not receive additional compensation therefor. Arrangements may be made with banks, brokerage houses, and other institutions, nominees, and fiduciaries to forward the solicitation materials to beneficial owners and to obtain authorizations for the execution of proxies. The Company will, upon request, reimburse those persons and entities for expenses incurred in forwarding proxy materials for the Annual Meeting to beneficial owners.

ANNUAL REPORT

The Company’s Annual Report for the fiscal year ended December 31, 2013, which includes financial statements, was mailed to stockholders together with the Notice of the Annual Meeting of Stockholders and this Proxy Statement.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Board of Directors of the Company had not been informed of any matters proposed to be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting and referred to herein. If any other matters are properly presented for action at the Annual Meeting, it is intended that the persons named in the accompanying proxy card will vote or refrain from voting in accordance with their discretion on such matters after consultation with the Board of Directors.

The Company will provide without charge to any stockholder upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission (without exhibits). All such requests should be delivered to Jonathan F. Pedersen, Secretary, Walter Investment Management Corp., at the address set forth on the front page of this proxy statement. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproduction and mailing.

By Order of the Board of Directors

JONATHAN F. PEDERSEN

Secretary

Tampa, Florida

April 7, 2014

Location for the 2014 Annual Meeting of Stockholders

Walter Investment Management Corp.

Wednesday, May 14, 2013 at 10:00 a.m. local time

Grand Hyatt Tampa Bay 2900 Bayport Drive, Tampa, Florida 33607 Telephone (813) 874-1234

From the Tampa International Airport:

Take Highway 60 West toward Clearwater. From 60 West. Exit onto Bayport Drive. Follow exit road underneath the overpass and continue straight onto Bayport Drive.

From the South/Sarasota:

I 75 to I 275 North. Exit Highway 60 West/ Clearwater/Tampa International Airport/Veterans Expy. Follow signs for 60 West/ Clearwater. From 60 West, exit onto Bayport Drive. Follow exit road underneath the overpass. Straight onto Bayport Drive.

From St. Petersburg:

I 275 North. Exit Highway 60 West/ Clearwater/Tampa International Airport/Veterans Expy. Follow signs for 60 West/ Clearwater. From 60 West, exit onto Bayport Drive. Follow exit road underneath the overpass. Straight onto Bayport Drive.

From the North/Downtown Tampa/Orlando:

I 275 South. Exit at Highway 60 West/Tampa International Airport/Veteran’s Expy. Follow sign for 60 West/Clearwater. From 60 West, exit at Bayport Drive. Follow exit road underneath the overpass. Straight onto Bayport Drive.

From the North via Veteran’s Expressway:

Veteran’s Expressway south toward Tampa. Exit 60 West/Clearwater. Exit onto Bayport Drive. Follow exit road underneath the overpass. Straight onto Bayport Drive.

From the West/Clearwater:

Take State Road 60 East toward Tampa Take the Bayport Drive exit. Turn right at the stop sign onto Bayport Drive.

Please note that attendance at the meeting will be limited to stockholders of Walter Investment Management Corp. as of the record date (or their authorized representatives). You will be required to provide the admission ticket that is detachable from your proxy card or provide other evidence of ownership. If your shares are held by a bank or broker, please bring to the meeting your bank or broker statement evidencing your beneficial ownership of Walter Investment Management Corp. stock to gain admission to the meeting.

WALTER INVESTMENT MANAGEMENT CORP.

Annual Meeting of Stockholders, May 14, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of shares of common stock, $0.01 par value per share, of Walter Investment Management Corp., a Maryland corporation (the “Company”), does hereby appoint Mark O’Brien and Jonathan Pedersen, and each of them, as due and lawful attorneys-in-fact (each of whom shall have full power of substitution), to represent and vote as designated below all of the shares of common stock of the Company that the undersigned held of record at the close of business on March 31, 2014, at the Annual Meeting of Stockholders of the Company to be held at the Grand Hyatt Tampa Bay, Tampa, Florida, on May 14, 2014, at 10:00 a.m. local time, or any adjournment thereof, on the following Proposals, and on such other business as may properly come before the meeting:

1.	ELECTION OF DIRECTORS

Class II Nominees: William J. Meurer, James L. Pappas and Michael Tokarz

☐	FOR ALL NOMINEES LISTED ABOVE (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE

(Instructions: to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	APPROVAL AND RATIFICATION OF REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s registered certified public accounting firm for the 2013 fiscal year.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	In their discretion, on such other business as may properly come before the meeting (the Board of Directors is not aware of any matter other than the above proposals which are to be presented for action at the Annual Meeting). The above proposals are described in greater detail in the accompanying Proxy Statement dated April 7, 2014, which is incorporated herein by reference.

(Please Sign and Date on Reverse Side)

(Continued from Other Side)

PLEASE SIGN AND RETURN PROMPTLY.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1 THROUGH 3.

PLEASE ENTER THE NUMBER OF SHARES OF COMMON STOCK OF WALTER INVESTMENT MANAGEMENT CORP. YOU OWN:

(Please sign, date, and return this proxy form exactly as your name or names appear below whether or not you plan to attend the meeting.)

☐ I plan to attend the Annual Meeting.
☐ I do not plan to attend the Annual Meeting.

Date:	, 2014

Signature(s):
Title or Authority (if applicable)

Please sign your name here exactly as it appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer or other similar capacity, so indicate. If the owner is a corporation, an authorized officer should sign for the corporation and state his or her title. If shares are held in more than one capacity, this Proxy shall be deemed valid for all shares held in all capacities.